EXHIBIT 2.2

Agreement and Plan of Merger
BY AND AMONG
Finxera HOLDINGS, inc.,
PRIORITY TECHNOLOGY HOLDINGS, INC.,
PRIME WARRIOR ACQUISITION CORP.,
AND, SOLELY IN ITS CAPACITY AS THE EQUITYHOLDER REPRESENTATIVE,
STONE POINT CAPITAL LLC
DATED AS OF MARCH 5, 2021

DOC ID - 32901658.22

.
TABLE OF CONTENTS

DOC ID - 32901658.22	1

DOC ID - 32901658.22	2

DOC ID - 32901658.22	3

EXHIBITS

A	—	Example Statement of Net Working Capital
B	—	Example Statement of Pre-Closing Distributable Earnings
C	—	Form of Letter of Transmittal
D	—	Form of Certificate of Merger
E	—	Form of Escrow Agreement
F	—	Form of Stockholders’ Agreement
G	—	Form of Registration Rights Agreement
H	—	Priore Support Agreement
I	—	Parent’s Charter

DOC ID - 32901658.22	4

AGREEMENT and plan of merger
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 5, 2021, is made by and among Finxera Holdings, Inc., a Delaware corporation (the “Company”), Priority Technology Holdings, Inc., a Delaware corporation (“Parent”), Prime Warrior Acquisition Corp., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), and, solely in its capacity as the representative of the Equityholders (as defined herein), Stone Point Capital LLC, a Delaware limited liability company (the “Equityholder Representative”). The Company, Parent, Merger Sub and the Equityholder Representative shall be referred to herein from time to time collectively as the “Parties”.
RECITALS:
WHEREAS, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the Company’s Board of Directors (the “Company Board”), Parent’s Board of Directors (the “Parent Board”) and Merger Sub’s Board of Directors (the “Merger Sub Board”) have each determined that the Merger is advisable to, fair to and in the best interests of their respective stockholders upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL; and
WHEREAS, (a) the Company Board, the Parent Board and the Merger Sub Board have each approved the Merger and (b) the Company Board and the Merger Sub Board have recommended that their respective stockholders approve and adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:
Article 1.
CERTAIN DEFINITIONS
Section a.Certain Definitions
. As used in this Agreement, the following terms have the respective meanings set forth below.
“20-Day VWAP” means, for the Parent Common Shares as of any specified date(s), the dollar volume-weighted average price for such Parent Common Shares on the principal securities exchange or securities market on which such Parent Common Shares are then listed during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the

DOC ID - 32901658.22

foregoing does not apply, the dollar volume-weighted average price of such Parent Common Shares in the over-the-counter market on the electronic bulletin board for such Parent Common Shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, through its “HP” function, or if no dollar volume-weighted average price is reported for such Parent Common Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such Parent Common Shares as reported by OTC Markets Group Inc., in each case for the twenty (20) trading days ending on such specified date. If the 20-Day VWAP cannot be calculated for such Parent Common Shares on such date(s) on any of the foregoing bases, the 20-Day VWAP of such Parent Common Shares on such date(s) shall be the fair market value thereof on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between Parent and the Equityholder Representative.
“280G Shareholder Approval Requirements” has the meaning set forth in Section 5.14(b).
“Accounting Firm” has the meaning set forth in Section 2.8(e)(ii).
“Accounting Principles” means the principles, practices, methodologies and procedures used by the Group Companies in the preparation of the Most Recent Financial Statements.
“Acquisition Transaction” has the meaning set forth in Section 5.7.
“Action” has the meaning set forth in Section 9.13.
“Actual Adjustment” means an amount, which may be a positive or negative number, equal to (a) the Purchase Price as finally determined pursuant to Section 2.8(e), minus (b) the Estimated Purchase Price.
“Actual Shares Outstanding” means the aggregate number of Shares outstanding as of immediately prior to the Effective Time.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, in the case of the Group Companies and the Stockholders, the term “Affiliate” shall not include other “portfolio companies” of funds managed by Stone Point Capital LLC.
“Aggregate Option Exercise Price” means the aggregate exercise price that would be payable to the Company in respect of all Vested Company Options had such Vested Company Options been exercised in full (and assuming concurrent payment in full of the exercise price of each such Vested Company Option solely in cash), immediately prior to the Closing.

DOC ID - 32901658.22	2

“Aggregate Shares Deemed Outstanding” means the sum of (a) the Actual Shares Outstanding, plus (b) the aggregate number of Shares issuable in respect of all Vested Company Options outstanding as of immediately prior to the Effective Time (assuming concurrent payment in full of the Aggregate Option Exercise Price solely in cash).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.8(b).
“Alternative Arrangement” has the meaning set forth in Section 5.4(e).
“Alternative Commitment Letter” has the meaning set forth in Section 5.12(b).
“Alternative Financing” has the meaning set forth in Section 5.12(b).
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.13(e).
“Antitrust Laws” means all U.S. federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Bank Relationships” means relationships in respect of client accounts with the Financial Institutions listed on Schedule 1.1(a) of the Company Disclosure Letter.
“Base Amount” means $425,000,000.
“Bribery Legislation” has the meaning set forth in Section 3.13(g).
“Business” means the business of the Group Companies.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Business Information Technology” has the meaning set forth in Section 3.12(g).
“Capped Number of Parent Shares” has the meaning set forth in Section 5.24.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of the Group Companies (other than (i) Restricted Cash, (ii) the then remaining holdback as of the Closing Date described on Schedule 1.1(e) of the Company Disclosure Letter and (iii) $2,000,000 in respect of the items set forth on Schedule 1.1(d) of the Company Disclosure Letter) whether foreign or domestic as of the close of business on the Business Day

DOC ID - 32901658.22	3

immediately preceding the Closing Date, in each case, calculated in accordance with the Accounting Principles.
“Cash Balance Plan” means the Finxera Cash Balance Plan.
“Cash Consideration Amount” means (a) if Company Financeable EBITDA is greater than $52,400,000, $375,000,000, (b) if Company Financeable EBITDA is less than or equal to $51,4000,000, $365,000,000 or (c) if Company Financeable EBITDA is greater than $51,400,000 but less than or equal to $52,400,000, an amount equal to (i) $365,000,000 plus (ii) the product of (A) $10,000,000 and (B) a fraction, (1) the numerator of which is the excess of Company Financeable EBITDA over $51,400,000 and (2) the denominator of which is $1,000,000; provided, however, that (x) if Parent Per Share Common Stock Price is less than or equal to $7.00 (subject to clause (y) below), Parent may, in its sole and absolute discretion, increase the Cash Consideration Amount by an amount not to exceed $25,000,000 (provided that such increase would not delay the timing of Closing in accordance with Section 2.2) and (y) the Cash Consideration Amount may be increased pursuant to Section 5.24, if applicable.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Change of Control Payments” means (a) any sale bonus, retention bonus, transaction bonus or other similar payment or benefit that becomes due or payable by the Company or any of its Subsidiaries to any present or former director, employee, officer, consultant or independent contractor of any Group Company, in each case as a result of, or upon, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the portion of any bonus payable in cash by the Company as described on Schedule 5.1(iii); and (b) the employer portion of employment Taxes on any payment (assuming, for this purpose, that each such Person’s wages exceed the applicable Social Security wage base) described in clause (a); provided, however, that “Change of Control Payments” exclude (i) any Option Cash Payment in respect of Vested Company Options, and (ii) any amounts payable as a result of any action taken or arrangement implemented by or at the direction of Parent or any of its Affiliates (including from and after the Closing, the Surviving Entity or any of its Subsidiaries).
“Class A Company Common Shares” has the meaning set forth in Section 3.2(a).
“Class B Company Common Shares” has the meaning set forth in Section 3.2(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash Consideration” means (a) the Cash Consideration Amount plus (b) the Estimated Cash and Cash Equivalents minus (c) the Estimated Closing Date Indebtedness minus (d) the Estimated Unpaid Transaction Expenses minus (e) the Parent Portion of Pre-Closing Distributable Earnings minus (f) the Equityholder Representative Expense Amount.
“Closing Date” has the meaning set forth in Section 2.2.

DOC ID - 32901658.22	4

“Closing Date Indebtedness” means the Indebtedness of the Group Companies as of the close of business on the Business Day immediately prior to the Closing Date.
“Closing Parent Stock Consideration” means a number of shares of Parent Common Shares equal to the quotient of (a) (i) the Estimated Purchase Price minus (ii) the Purchase Price Escrow Amount minus (iii) the Closing Cash Consideration, minus (iv) if applicable, $10,000,000 as set forth in Section 6.1(d), divided by (b) the Parent Common Stock Per Share Price; provided, however, that the Closing Parent Stock Consideration may be reduced pursuant to Section 5.24, if applicable.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Software” means Software that is generally available for license to the public and has an annual license fee of one hundred thousand Dollars ($100,000) or less per copy, instance, seat or user, and that has been licensed pursuant to standard end-user licenses that do not include negotiated terms.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plan” means each employee benefit plan, program, policy, practices, or other arrangement providing benefits, whether or not written, including (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) each contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual base salary, and (c) each bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, paid time-off, equity-based compensation, change of control (including all Change of Control Payments), advance or loan, fringe benefit and any other benefit plans, programs or arrangements (including with respect to equity), in each case, for the benefit of current or former employees, directors or independent contractors (or any beneficiary or dependent thereof ) of any Group Company or for which any Group Company has any liability (contingent or otherwise). For the avoidance of doubt, Company Benefit Plan does not include any employee benefit plan, program, policy, practices, or other arrangement sponsored by a professional employer organization.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Common Shares” has the meaning set forth in Section 3.2(a).
“Company Disclosure Letter” has the meaning set forth in Article 3.
“Company Financeable EBITDA” means the Consolidated EBITDA (as defined in the Credit Facility) of the Group Companies for the twelve (12) month period ending June 30, 2021, used to determine the Total Net Leverage Ratio pursuant to the Credit Facility as reported on the compliance certificate for the fiscal quarter ended June 30, 2021 delivered by the Company to its lenders.

DOC ID - 32901658.22	5

“Company Material Adverse Effect” means any event, effect, circumstance or development that, individually or in the aggregate, has had or would (i) reasonably be expected to have a material adverse effect upon the financial condition, business or results of operations of the Group Companies, taken as a whole, or (ii) reasonably be expected to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no event, effect, circumstance or development, to the extent resulting from any of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred: (a) conditions generally affecting the United States or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (b) any change generally affecting the industries in which the Group Companies operate, (c) any national or international political or social conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or jurisdiction in which any of the Group Companies operate or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, or any epidemic or pandemic (including the COVID-19 pandemic and any Governmental Entity’s response thereto), (d) changes in GAAP, (e) changes in any applicable Law, (f) any earthquake, natural disaster or other force majeure event, (g) the announcement or pendency of the transactions contemplated by this Agreement (including by reason of the identity of Parent or its Affiliates or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), or (h) except as set forth on Schedule 1.1(f) of the Company Disclosure Letter, the compliance with the express terms of this Agreement or the taking of any action required by this Agreement or taken with the prior consent of Parent, including the impact thereof; and provided further, however, that the events set forth in the foregoing clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such events have a disproportionate adverse effect on the Group Companies, taken as a whole, or their business relative to other participants in the industry in which the Group Companies operate.
“Company Option” means any option to purchase one (1) or more Class B Company Common Shares issued pursuant to the Option Plan.
“Company Preferred Shares” has the meaning set forth in Section 3.2(a).
“Company Securities” has the meaning set forth in Section 3.2(b).
“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(a).
“Company Subsidiary” means a Subsidiary of the Company.
“Company’s Knowledge” means, as it relates to the Company or any other Group Company, as of the applicable date, the actual knowledge of Sanjoy Goyle, Prashant Gupta, John

DOC ID - 32901658.22	6

Lawrence and Praveer Kumar, each such individual having made reasonable inquiries with respect to relevant subject matters.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 29, 2020, by and between the Equityholder Representative and Parent.
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Schedule 3.11(a) of the Company Disclosure Letter.
“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Tax Obligations” means any deferral of employment and withholding Taxes of the Group Companies for the 2020 taxable year for which payment is not required until after the Closing by reason of Section 2302 of the CARES Act or the Payroll Tax Order.
“Credit Facility” means that certain Credit Agreement, dated as of August 27, 2019, by and among the Company (as Holdings), Finxera Intermediate, LLC (as Borrower), SunTrust Bank (as Administrative Agent, L/C Issuer and Swing Line Lender), the lenders party thereto and the other parties party thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of February 14, 2020, as further amended, restated, supplemented, refinanced or otherwise modified from time to time.
“Current Representation” has the meaning set forth in Section 9.16.
“Debt Commitment Letter” has the meaning set forth in Section 4.14.
“Debt Fee Letter” has the meaning set forth in Section 4.14.
“Debt Financing” has the meaning set forth in Section 4.14.
“Debt Financing Commitment” has the meaning set forth in Section 4.14.
“Debt Financing Sources” means each Person, in its capacity as such, that has committed to provide or arrange or otherwise entered into agreements to provide Debt Financing or any alternative debt financing in connection with the transactions contemplated by this Agreement and the other Transaction Documents, together with each Affiliate thereof and each officer, director, employee, partner, trustee, controlling Person, advisor, attorney, agent and

DOC ID - 32901658.22	7

representative of each such entity or Affiliate and their respective successors and assigns. Parent and Merger Sub and their respective Affiliates shall not be considered Debt Financing Sources.
“Debt Payoff Letters” has the meaning set forth in Section 5.11.
“Debt Settlement Provider” has the meaning set forth in Section 3.8(a)(xv).
“Deferred Payments” has the meaning set forth in Section 2.6(f).
“Definitive Financing Agreements” has the meaning set forth in Section 5.12(a).
“Designated Person” has the meaning set forth in Section 9.16.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Disclosed Conditions” has the meaning set forth in Section 4.14.
“Disqualified Individual” has the meaning set forth in Section 5.14(b).
“Dissenting Shares” has the meaning set forth in Section 2.11.
“DSP Relationship” means the relationship with the Debt Settlement Provider listed on Schedule 1.1(b) of the Company Disclosure Letter.
“Earnings Statement” has the meaning set forth in Section 5.3(b).
“Effective Time” has the meaning set forth in Section 2.3.
“Enforceability Exceptions” has the meaning set forth in Section 3.1(a).
“Environmental Laws” means all Laws concerning pollution or protection of the environment or human health and safety (as related to exposure to hazardous substances), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any hazardous materials.
“Equity Commitment Letter” has the meaning set forth in Section 4.14.
“Equity Fee Letter” has the meaning set forth in Section 4.14.
“Equity Financing” has the meaning set forth in Section 4.14.
“Equity Financing Commitment” has the meaning set forth in Section 4.14.
“Equity Financing Sources” means each Person, in its capacity as such, that has committed to provide or arrange or otherwise entered into agreements to provide the Equity Financing in connection with the transactions contemplated by this Agreement and the other Transaction Documents, together with each Affiliate thereof and each former, current and future officer, director, employee, partner, trustee, member, manager, general or limited partner,

DOC ID - 32901658.22	8

management company, investment vehicle, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns. For the avoidance of doubt, Parent and Merger Sub and their respective Affiliates shall not be considered Equity Financing Sources.
“Equityholder” means any Stockholder or Optionholder.
“Equityholder Percentage Interest” means, with respect to each Equityholder, the percentage set forth across from such Equityholder’s name on the Allocation Schedule under the heading “Equityholder Percentage Interest”.
“Equityholder Representative” has the meaning set forth in the preamble to this Agreement.
“Equityholder Representative Expense Account” has the meaning set forth in Section 2.8(c)(i).
“Equityholder Representative Expense Amount” has the meaning set forth in Section 2.8(c)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, any Person which together with a Group Company, is, or was at the relevant time, treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.8(c)(i).
“Escrow Shares” means, at any time, the Parent Common Shares then remaining in the Purchase Price Escrow Account.
“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.8(a).
“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.8(a).
“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.8(a).
“Estimated Pre-Closing Distributable Earnings” has the meaning set forth in Section 2.8(a).
“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company and as set forth on the Estimated Statement. In connection with determining the Estimated Purchase Price, the Company shall use the actual Base Amount, the Estimated Closing Date Indebtedness, the Estimated Cash and Cash Equivalents, the Estimated

DOC ID - 32901658.22	9

Unpaid Transaction Expenses, the Estimated Net Working Capital Adjustment and the Estimated Pre-Closing Distributable Earnings.
“Estimated Statement” has the meaning set forth in Section 2.8(a).
“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.8(a).
“Example Statement of Net Working Capital” means the example statement of Net Working Capital, prepared in accordance with the Accounting Principles and attached hereto as Exhibit A.
“Example Statement of Pre-Closing Distributable Earnings” means the example statement of Pre-Closing Distributable Earnings, prepared in accordance with the Accounting Principles and attached hereto as Exhibit B.
“Excess Number of Parent Shares” means a number of Parent Common Shares equal to (a) the Closing Parent Stock Consideration minus (b) the Capped Number of Parent Shares.
“Excess Parachute Payments” has the meaning set forth in Section 5.14(b)(i).
“Excess Parachute Waiver” has the meaning set forth in Section 5.14(b)(i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Account Relationships” means the financial institutions that hold the interest-bearing deposit accounts of the Group Companies as of the Closing Date.
“Existing Company Stockholders’ Agreement” means that certain Stockholders Agreement of Finxera Holdings, Inc., dated as of November 2, 2018, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Extended Lookback Date” means the date that is five (5) years prior to the date hereof.
“Financial Institution” has the meaning set forth in Section 3.8(a)(i).
“Financial Statements” has the meaning set forth in Section 3.5.
“Financing” has the meaning set forth in Section 4.14.
“Financing Commitments” has the meaning set forth in Section 4.14.
“Fraud” means common Law fraud under Delaware Law.
“Funded Indebtedness” of the Group Companies means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and any prepayment penalties and fees and expenses, in each case, due as a result of the consummation of the transactions contemplated by this Agreement, consisting of: (a) indebtedness for borrowed money (including under the Credit Facility) or indebtedness issued in substitution or exchange

DOC ID - 32901658.22	10

for borrowed money, and (b) indebtedness evidenced by any note, bond, debenture or other debt security. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases or capitalized leases, (ii) undrawn letters of credit (including any that are outstanding under the Credit Facility), (iii) obligations under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (other than breakage costs payable upon termination thereof on the Closing Date) or (iv) amounts included as Unpaid Transaction Expenses or any amounts or obligations to the extent incurred by, or at the direction of, Parent, Merger Sub or any of their respective Affiliates, including for the purpose of obtaining any financing in connection with the transactions contemplated by this Agreement.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any domestic or foreign national, U.S. federal, state or local governmental, regulatory or administrative authority, agency, division, instrumentality or commission or any judicial or arbitral body.
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, (a) Funded Indebtedness, (b) all obligations of the type referred to in the definition of “Funded Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Company Subsidiary in respect of any other Group Company), (c) capitalized lease obligations of any Group Company (if any) as determined in accordance with the Accounting Principles, (d) breakage costs payable upon termination on the Closing Date of any obligations of any Group Company under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (e) the deferred purchase price of property (including any earn-out obligations) of any Group Company but excluding the items set forth on Schedule 1.1(d) of the Company Disclosure Letter and excluding any trade payables and accrued expenses arising in the Ordinary Course of Business, (f) all reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), and (g) Pre-Closing Tax Liabilities, in each case, outstanding as of such time. Notwithstanding the foregoing, “Indebtedness” does not include (i) any intercompany obligations solely between or among the Group Companies, (ii) any Transaction Expenses, (iii) any accounts payable or other current liabilities to the extent accounted for in the calculation of Net Working Capital, (iv) any obligations under any real property leases, (v) any amounts available under debt instruments to the extent undrawn or uncalled (including undrawn letters of credit) and (vi) any amounts or obligations to the extent incurred by, or at the direction of, Parent, Merger Sub or any of their respective Affiliates, including, for the purpose of obtaining any financing in connection with the transactions contemplated by this Agreement.

DOC ID - 32901658.22	11

“Information Privacy and Security Laws” means (a) all applicable Laws relating to the Processing of Personal Information or otherwise relating to privacy, data protection, cyber security, breach notification or data localization, including Part 500 of the regulations administered by the New York State Department of Financial Services, (b) contractual obligations of the Group Companies, including with respect to PCI-DSS (the Payment Card Industry - Data Security Standard), and (c) all policies, notices, and other disclosures of the Group Companies relating to the Processing of Personal Information, including any regulations promulgated by any Governmental Entity thereunder.
“Information Technology” means any computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, hardware and other information technology equipment), Software and telecommunications systems.
“Initial Valuation Date” means the twentieth (20th) trading day immediately following the public announcement of the transactions contemplated by this Agreement.
“Intellectual Property Rights” means all intellectual property rights, including: (a) all patents, inventions, utility, models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, social media accounts, web sites and similar designations of source or origin, including all registrations or applications for registration of the foregoing; (c) copyrights and copyrightable works, including registered copyrights and applications therefor; (d) Software; and (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, business and marketing plans, and customer and supplier lists.
“Interim Period” means the period beginning on the date hereof and ending as of the Closing.
“IP Agreements” has the meaning set forth in Section 3.12(c).
“IRS” means the Internal Revenue Service.
“KLNF” has the meaning set forth in Section 9.16.
“Law” means U.S. federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 3.7(b).
“Leases” has the meaning set forth in Section 3.7(b).
“Lenders” has the meaning set forth in Section 4.14.

DOC ID - 32901658.22	12

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached hereto as Exhibit C.
“Licensee” means Finxera, Inc.
“Licensee Consent” means a Consent of a state banking department, or other Governmental Entity of a state, in a state in which Licensee provides regulated services by Permit issued by such state banking department or other Governmental Entity of such state. For the avoidance of doubt, “Licensee Consent” shall include any verbal or written assurance reasonably acceptable to Parent from the applicable Governmental Entity that a formal Consent is forthcoming and no adverse action related to the failure to obtain such formal Consent will be taken against the Company, Licensee or Parent in connection with the continued conduct of the operations of the Licensee in the applicable jurisdiction notwithstanding the pendency of any such formal Consent.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or any other burden, option or encumbrance of any kind. For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license of Intellectual Property Rights.
“Lookback Date” means the date that is three (3) years prior to the date hereof.
“Material Bank Agreements” has the meaning set forth in Section 3.8(a).
“Material Contracts” has the meaning set forth in Section 3.8(a).
“Material Jurisdictions” means those jurisdictions in which Licensee provides regulated services by Permit issued by state banking departments, or other Governmental Entities of states, that represent, in the aggregate, 90% or more of the new client enrollments of Licensee in the United States for the twelve (12) months ended September 30, 2020, including, for the avoidance of doubt, the California Department of Business Oversight and the New York State Department of Financial Services.
“Material Vendors” has the meaning set forth in Section 3.9.
“Merger” has the meaning set forth in Section 2.1.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Merger Sub Board” has the meaning set forth in the recitals to this Agreement.
“Money Transmitter License” has the meaning set forth in Section 5.4(e).
“Most Recent Financial Statements” has the meaning set forth in Section 3.5.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.

DOC ID - 32901658.22	13

“Nasdaq” means the Nasdaq Global Select Market.
“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the close of business on the Business Day immediately preceding the Closing Date and calculated in accordance with the Accounting Principles and comprised of only those current assets and those current liabilities set forth in the Example Statement of Net Working Capital. For the avoidance of doubt, Net Working Capital shall not include any item taken into account in Cash and Cash Equivalents, Closing Date Indebtedness, Transaction Expenses, the Parent Portion of Pre-Closing Distributable Earnings or the item set forth on Schedule 3.6 of the Company Disclosure Letter.
“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds the Target Net Working Capital or (b) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided, however, that any amount which is calculated pursuant to clause (b) shall be deemed to be and expressed as a negative number.
“Non-Party Affiliates” has the meaning set forth in Section 9.15.
“Option Cash Payment” has the meaning set forth in Section 2.8(c)(v).
“Option Plan” means the Finxera Holdings, Inc. 2018 Equity Incentive Plan (as amended, restated and/or modified from time to time).
“Optionholder” means each holder of Company Options.
“Ordinary Course of Business” means the usual and ordinary course of normal operations of the business of the Group Companies as a whole, consistent with the Group Companies’ past practices through the date of this Agreement.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation.
“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Arrangements” has the meaning set forth in Section 5.14(b)(iii).
“Parent Balance Sheet Date” has the meaning set forth in Section 4.7.

DOC ID - 32901658.22	14

“Parent Board” has the meaning set forth in the recitals to this Agreement.
“Parent Common Shares” has the meaning set forth in Section 4.4.
“Parent Common Shares Issuance” has the meaning set forth in Section 2.8(d)(ii).
“Parent Common Stock Per Share Price” means the arithmetic average of (i) the 20-Day VWAP on the Initial Valuation Date and (ii) the 20-Day VWAP on the last trading day preceding the Closing Date; provided, however, that the Parent Common Stock Per Share Price may be increased pursuant to Section 5.24, if applicable.
“Parent Disclosure Letter” has the meaning set forth in Article 4.
“Parent Material Adverse Effect” means any event, effect, circumstance or development that, individually or in the aggregate, has had or would (i) reasonably be expected to have a material adverse effect upon the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that no event, effect, circumstance or development to the extent resulting from any of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination in determining whether a Parent Material Adverse Effect has occurred: (a) conditions generally affecting the United States or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (b) any change generally affecting the industries in which Parent and its Subsidiaries operate, (c) any national or international political or social conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or jurisdiction in which Parent and its Subsidiaries operate or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, or any epidemic or pandemic (including the COVID-19 pandemic and any Governmental Entity’s response thereto), (d) changes in GAAP, (e) changes in any applicable Law, (f) any earthquake, natural disaster or other force majeure event, (g) the announcement or pendency of the transactions contemplated by this Agreement (including by reason of the identity of the Group Companies), or (h) the compliance with the express terms of this Agreement or the taking of any action required by this Agreement or taken with the prior written consent of the Company, including the impact thereof; and provided further, however, that the events set forth in the foregoing clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent that such events have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, or their business relative to other participants in the industry in which Parent and its Subsidiaries operate.
“Parent Portion of Pre-Closing Distributable Earnings” means an amount equal to twenty-five percent (25%) of the Pre-Closing Distributable Earnings.

DOC ID - 32901658.22	15

“Parent Related Parties” has the meaning set forth in Section 7.2(d).
“Parent SEC Documents” has the meaning set forth in Section 4.5.
“Parent’s Charter” means the Second Amended and Restated Certificate of Incorporation of M I Acquisitions, Inc., attached hereto as Exhibit I.
“Parent’s Knowledge” means, as it relates to Parent or any of its Subsidiaries, as of the applicable date, the actual knowledge of Thomas Priore and Michael Vollkommer, each such individual having made reasonable inquiries with respect to the relevant subject matters.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Paying Agent” has the meaning set forth in Section 2.10(a).
“Payment Fund” has the meaning set forth in Section 2.10(a).
“Payroll Tax Order” means the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020.
“Per Share Closing Cash Consideration” means an amount equal to the quotient of (a) (i) the Closing Cash Consideration minus (ii) the aggregate Option Cash Payments paid pursuant to Section 2.8(c)(v), divided by (b) the Actual Shares Outstanding.
“Per Share Closing Parent Stock Consideration” means a number of Parent Common Shares equal to (a) the Closing Parent Stock Consideration divided by (b) the Actual Shares Outstanding, as such aggregate number may be affected by rounding as contemplated by Section 2.8(d).
“Per Share Optionholder Closing Consideration” means an amount equal to the quotient of (a)(i) the sum of (A) the Closing Cash Consideration plus (B) the product of the Closing Parent Stock Consideration times the Parent Common Stock Per Share Price, plus (ii) the Purchase Price Escrow Amount plus (iii) the Aggregate Option Exercise Price, divided by (b) the Aggregate Shares Deemed Outstanding.
“Permits” means all permits, licenses, Consents, privileges, authorizations, registrations, filings, concessions, grants, franchises, certificates, exemptions, variances, waivers and other approvals issued or required by any Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for current Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or

DOC ID - 32901658.22	16

occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facility, (e) Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Group Companies, (g) matters that would be disclosed by an accurate survey or inspection of the real property and (h) other Liens on real or tangible property that are not material in amount or nature.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Information” means any information that identifies or could be used to identify an individual or household.
“Pre-Closing Distributable Earnings” means, with respect to the Group Companies for the Interim Period, the earnings of the Group Companies calculated in accordance with the Accounting Principles and comprising only those line items set forth in the Example Statement of Pre-Closing Distributable Earnings; provided, however, that such Pre-Closing Distributable Earnings shall in no event be less than zero. For the avoidance of doubt, cash retained by the Group Companies pursuant to Section 5.23 shall not be included in the calculation of Pre-Closing Distributable Earnings.
“Pre-Closing Tax Liabilities” means (a) the difference of (i) all current unpaid liabilities for income Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period and (ii) twenty-five percent (25%) of the amount of such income Taxes taken into account in computing the Pre-Closing Distributable Earnings and (b) the positive amount, if any, of all COVID-19 Tax Obligations; provided, however, that such income Taxes shall be calculated (i) taking into account net operating losses and tax credits to the extent that, under applicable Law, such net operating losses and tax credits existing on the Closing Date would be available to reduce the current liability for such Taxes of the Company or any of its Subsidiaries, in a manner consistent with past practices, (ii) taking into account any Transaction Tax Deductions, to the extent that, under applicable Law, such Transaction Tax Deductions are allocable to any Pre-Closing Tax Period (it being understood that such Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods to the extent permitted under applicable Law), (iii) as of the end of the Closing Date using a “closing of the books” method, (iv) netting any estimated Tax payments made prior to the Closing Date, (v) including the entirety of any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a change of accounting method made during a Pre-Closing Tax Period (whether or not any portion of such adjustment will be included in taxable income during a taxable period (or portion thereof) beginning after the Closing Date for U.S. federal income Tax purposes), except to the extent such adjustment has already been included in taxable income and (vi) without regard to any action taken by Parent (or its Affiliates, including the Company or any of its Subsidiaries)

DOC ID - 32901658.22	17

after the Closing Date. For the avoidance of doubt, Pre-Closing Tax Liabilities (i) may be a positive or negative number, (ii) are calculated and taken into account for purposes of this Agreement on an estimated basis, based on information available to the Company at the time such computation is made and (iii) if a positive number, shall not be increased as a result of (or, if a negative number, such negative amount shall not be reduced as a result of), and shall be calculated without regard to, any Tax election made by or in respect of the Company or any of its Subsidiaries at or after the Closing.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Principal Parent Stockholders” means Thomas Priore and his respective Affiliates.
“Proceeding” means any suit, litigation, arbitration, action, investigation or proceeding before a Governmental Entity.
“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection, disposal or disclosure or other activity regarding or operations performed on data (whether electronically or in any other form or medium).
“Program Management Relationship” has the meaning set forth in Section 5.4(e).
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.8(e)(i).
“Purchase Price” means (a) the Base Amount, plus (b) the Net Working Capital Adjustment (which may be a positive or negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Indebtedness, minus (e) the amount of Unpaid Transaction Expenses, minus (f) the Parent Portion of Pre-Closing Distributable Earnings.
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.8(e)(ii).
“Purchase Price Escrow Account” has the meaning set forth in Section 2.8(d)(i).
“Purchase Price Escrow Amount” means $1,000,000.
“R&W Insurance Policy” has the meaning set forth in Section 5.13.
“Registration Rights Agreement” has the meaning set forth in Section 5.20.
“Restricted Cash” means any cash and cash equivalents designated as “restricted cash” on the consolidated balance sheet of the Company, calculated in accordance with the Accounting Principles.
“Restricted Person” means any Person that is: (a) listed on, or owned or controlled, directly or indirectly, by a Person listed on, a Sanctions List; (b) a government of a Sanctioned Country; (c) an agency or instrumentality of, or an entity directly or indirectly owned or

DOC ID - 32901658.22	18

controlled by, a government of a Sanctioned Country; (d) resident or located in, operating from, or organized under the Laws of, a Sanctioned Country; or (e) otherwise a target of Sanctions.
“Review Period” has the meaning set forth in Section 2.8(e)(ii).
“Sanctioned Country” means any country or other territory that is, or whose government is, the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory, which, as of the date hereof, consists of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine.
“Sanctions” means economic or financial sanctions or trade embargoes and restrictions administered or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means the United States or any other Governmental Entity with jurisdiction over any member of the Group Company and the respective governmental institutions of any of the foregoing, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government.
“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.
“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” has the meaning set forth Section 3.2(a).
“Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including data and collections of data (whether machine readable or otherwise), (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) related documentation.
“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged

DOC ID - 32901658.22	19

and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature, immediately following Closing.
“Specified Consent Deadline” means November 12, 2021.
“Specified Consents” means Licensee Consents issued in connection with or by virtue of the transactions contemplated by this Agreement with respect to the Material Jurisdictions.
“Sponsor Director” has the meaning set forth in Section 5.6.
“Stockholder” means each holder of Shares.
“Stockholder Percentage Interest” means, with respect to each Stockholder, the percentage set forth across from such Stockholder’s name on the Allocation Schedule under the heading “Stockholder Percentage Interest”.
“Stockholders’ Agreement” has the meaning set forth in Section 5.19.
“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (a) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Subsidiary Securities” has the meaning set forth in Section 3.3(b).
“Surviving Entity” has the meaning set forth in Section 2.1.
“Surviving Entity Bylaws” has the meaning set forth in Section 2.5(b).
“Surviving Entity Certificate of Incorporation” has the meaning set forth in Section 2.5(a).
“Target Net Working Capital” means ninety eight thousand dollars ($98,000).
“Tax” means any U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains,

DOC ID - 32901658.22	20

registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, including any interest, penalties, fines or additions to tax in respect of the foregoing (whether disputed or not).
“Tax Return” means any U.S. federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return in respect of Taxes required to be filed with any Governmental Entity, including any amendment to any of the foregoing.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Termination Fee” has the meaning set forth in Section 7.2(b).
“Transaction Documents” means, collectively, each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including this Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the Escrow Agreement and the Certificate of Merger.
“Transaction Expenses” means, without duplication, the aggregate amount due and payable by the Group Companies as of immediately prior to the Closing for (a) all out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of any Equityholder (to the extent such amounts are a liability of any Group Company) as a direct result of the consummation of the transactions contemplated by this Agreement (including banker, finders and investment banker fees), (b) the cost of the R&W Insurance Policy premium in an amount not to exceed $450,000, (c) all Change of Control Payments, if any, and (d) the fees and expenses set forth on Schedule 1.1(c) of the Company Disclosure Letter; provided, however, that “Transaction Expenses” shall exclude (i) any Option Cash Payment with respect to Vested Company Options, (ii) any amounts payable by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 5.6(a), (iii) any amounts treated as Closing Date Indebtedness or included in the calculation of Net Working Capital, (iv) any costs, expenses or losses reimbursable or indemnifiable by Parent pursuant to Section 5.12, (v) the portion of any bonus payable in Parent Common Shares by the Company as described on Schedule 5.1(iii) and (vi) any amounts to the extent incurred by or at the direction of Parent, Merger Sub or any of their respective Affiliates, including for the purpose of obtaining any financing in connection with the transactions contemplated by this Agreement.
“Transaction Tax Deduction” means any Tax deduction of the Group Companies that is attributable to the payment of Transaction Expenses and Option Cash Payments; provided that Transaction Expenses for these purposes shall be determined (a) without regard to clause (iii) of the proviso in the definition of Transaction Expenses and (b) without regard to when the amounts are due and payable or paid.
“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred and unpaid as of immediately prior to the Closing.

DOC ID - 32901658.22	21

“Vested Company Options” means those Company Options vested as of immediately prior to the Effective Time pursuant to the terms of the Option Plan and applicable agreements governing such Company Options (after giving effect to any acceleration of vesting that occurs, by its terms, at or prior to the Effective Time or in connection with, or as a result of, the consummation of the Merger), which has an exercise price per Company Common Share subject thereto that is less than the Per Share Optionholder Closing Consideration.
“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 and any similar state, local and foreign Laws.
“Willful Breach” means, with respect to any covenant of a Party, any action or omission by such Party that constitutes a material breach of such covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would cause such material breach of such covenant.
Section b.Interpretation
. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “Party” or “Parties” shall refer to the parties to this Agreement; (f) all references to articles, sections, exhibits or schedules are to Articles, Sections, Exhibits and Schedules of this agreement; (g) the word “or” is disjunctive but not necessarily exclusive; (h) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (i) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) references to any Person include the successors and permitted assigns of that Person; (k) references to from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (l) the words “dollar” or “$” shall mean U.S. dollars; and (m) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Article 2.
PURCHASE AND SALE
Section a.The Merger
. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the

DOC ID - 32901658.22	22

“Surviving Entity”) and shall become an indirect wholly owned Subsidiary of Parent. The Merger shall have the effects specified in the DGCL.
Section b.Closing of the Transactions Contemplated by this Agreement
. The closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time on the second (2nd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 6 (other than those conditions which are to be satisfied by the delivery of documents or the taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section c.Effective Time
. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause a certificate of merger, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section d.Effects of the Merger
. The Merger shall have the effects set forth in Section 251 of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity, subject to Section 9.16.
Section e.Certificate of Incorporation; Bylaws; Directors; Officers
.
(i)Surviving Entity Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”).
(ii)Surviving Entity Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity

DOC ID - 32901658.22	23

(the “Surviving Entity Bylaws”) until thereafter changed or amended as provided therein or by applicable Law, subject to Section 5.6.
(iii)Directors. Unless otherwise directed by Parent, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(iv)Officers. Unless otherwise directed by Parent, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section f.Effect on the Shares
.
(i)Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Entity.
(ii)Conversion of Company Common Shares. At the Effective Time, each of the Company Common Shares issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholders or any other Person, shall automatically be canceled and extinguished and be converted into and shall become the right to receive the Per Share Closing Cash Consideration and the Per Share Closing Parent Stock Consideration, each as allocated pursuant to Section 2.8(b) and set forth in the Allocation Schedule (as adjusted pursuant to Section 2.8(f)) and a contingent right to receive a portion of any Deferred Payments (to the extent payable pursuant to Section 2.6(f)). From and after the Effective Time, the holders of Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided for herein or under applicable Law.
(iii)Conversion of Company Preferred Shares. At the Effective Time, each of the Company Preferred Shares issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholders or any other Person, shall automatically be canceled and extinguished and be converted into and shall become the right to receive the Per Share Closing Cash Consideration and the Per Share Closing Parent Stock Consideration, each as allocated pursuant to Section 2.8(b) and set forth in the Allocation Schedule (as adjusted pursuant to Section 2.8(f)) and a

DOC ID - 32901658.22	24

contingent right to receive a portion of any Deferred Payments (to the extent payable pursuant to Section 2.6(f)). From and after the Effective Time, the holders of Company Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Preferred Shares, except as otherwise provided for herein or under applicable Law.
(iv)Conversion of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholders or any other Person, each Vested Company Option issued and outstanding immediately prior to the Effective Time shall be deemed to be exercised and converted into the right to receive the Option Cash Payment with respect to such Vested Company Option and a contingent right to receive a portion of any Deferred Payments (to the extent payable pursuant to Section 2.6(f)). As of the Effective Time, each Company Option, whether or not a Vested Company Option, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Optionholder shall cease to have any rights with respect thereto, except as otherwise provided for herein.
(v)Withholding. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of Tax Law. Except with respect to any compensatory amounts (including any Option Cash Payment in respect of a Vested Company Option), if Parent, Merger Sub or the Surviving Entity reasonably believes that any withholding of Taxes is required by Law in connection with the transactions contemplated hereby, it shall so notify the Equityholder Representative in writing, including the legal basis for any such withholding, at least five (5) Business Days prior to Closing. Parent, Merger Sub and the Surviving Entity shall reasonably cooperate, at the Equityholder Representative’s expense, with the Equityholder Representative and the applicable Stockholders to reduce or eliminate any such required withholding. Any such withheld amounts shall be paid over to the appropriate Governmental Entity and to the extent so paid over shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(vi)Deferred Payment. From time to time from and after the Closing Date, each Stockholder shall be entitled to receive its Stockholder Percentage Interest of the Escrow Shares and any upward adjustment of the Purchase Price pursuant to Section 2.8, and each Equityholder shall be entitled to receive its Equityholder Percentage Interest of the remaining balance of the Equityholder Representative Expense Amount (collectively, such amounts the “Deferred Payments”): (i) in the case of the Escrow Shares, to the extent such shares are released by the Escrow Agent to the Paying Agent (for further distribution to the Stockholders (but not the Optionholders)) pursuant to and in accordance with Section 2.8(f) and the terms of the Escrow Agreement; (ii) in the case of the Equityholder Representative Expense Amount, to the extent such amounts are released by the Escrow Agent to the Paying Agent (for further distribution to the Stockholders) and the Surviving Entity (for further distribution to Optionholders (solely with respect to Vested Company Options)); and (iii) in the case of any upward adjustment to the

DOC ID - 32901658.22	25

Purchase Price pursuant to Section 2.8, to the extent such amount becomes due and payable to the Stockholders (but not the Optionholders) in accordance with Section 2.8.
Section g.Deliveries at the Closing
.
(i)Deliveries by Parent. At the Closing, Parent shall:
(1)pay, or cause to be paid, the amounts set forth in Section 2.8(c) required to be paid at the Closing in accordance therewith;
(2)issue the Parent Common Shares pursuant to and in accordance with Section 2.8(d);
(3)deliver to the Company the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(4)deliver to the Company the Stockholders’ Agreement, duly executed by certain of the Stockholders, Parent and the Principal Parent Stockholders;
(5)deliver to the Company the Registration Rights Agreement, duly executed by certain of the Stockholders, Parent, Thomas C. Priore and the other signatories thereto; and
(6)deliver to the Company the closing certificates required to be delivered by or on behalf of Parent pursuant to this Agreement with respect to the Closing pursuant to Section 6.3(c).
(ii) Deliveries by the Company. At the Closing, the Company shall:
(1)deliver to Parent the Debt Payoff Letters contemplated by Section 5.11;
(2)deliver to Parent the Escrow Agreement, duly executed by the Equityholder Representative;
(3)deliver to Parent a schedule of the Existing Account Relationships;
(4)deliver to Parent an affidavit by the Company dated as of the Closing Date, in the form and substance required under Treasury Regulation Section 1.897-2(h), stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

DOC ID - 32901658.22	26

(5)deliver to Parent the closing certificates required to be delivered by or on behalf of the Company pursuant to this Agreement with respect to the Closing pursuant to Section 6.2(d).
Section h.Purchase Price
.
(i)Estimated Statement. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Estimated Statement”) setting forth the Company’s good faith estimate of each of (i) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (ii) the amount of Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (iii) the amount of Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the amount of Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), (v) the Pre-Closing Distributable Earnings (the “Estimated Pre-Closing Distributable Earnings”), (vi) the Estimated Purchase Price, (vii) the Closing Cash Consideration and (viii) the Closing Parent Stock Consideration. Parent shall have the right to review and comment on such Estimated Statement and the Company shall consider in good faith all such comments.
(ii)Allocation Schedule
. Concurrently with the Company’s delivery to Parent of the Estimated Statement, the Company shall deliver to Parent an allocation schedule (the “Allocation Schedule”), which shall set forth:
(1)the Vested Company Options;
(2)the Actual Shares Outstanding;
(3)the Aggregate Shares Deemed Outstanding;
(4)the Per Share Closing Cash Consideration;
(5)the Per Share Closing Parent Stock Consideration;
(6)the Per Share Optionholder Closing Consideration;
(7)for each Stockholder, such Stockholder’s (A) Per Share Closing Cash Consideration and (B) Per Share Closing Parent Stock Consideration;
(8)for each Optionholder, such Optionholder’s Option Cash Payment;
(9)for each Equityholder, his, her or its Equityholder Percentage Interest; and

DOC ID - 32901658.22	27

(10)for each Stockholder, his, her or its Stockholder Percentage Interest.
Parent shall be specifically entitled to rely on the Allocation Schedule in making any payments due hereunder and shall have no liability to any Equityholder if payments are made in accordance with the Allocation Schedule. In the event of any inconsistency or conflict between the Allocation Schedule and the provisions of this Article 2 with respect to any portion of the Per Share Closing Cash Consideration or the Per Share Closing Parent Stock Consideration payable to any Stockholder or the Per Share Optionholder Closing Consideration payable to any Optionholder, the Allocation Schedule shall prevail.
(iii)Closing Date Payments
. At the Closing, Parent shall pay, or shall cause the Company or the Surviving Entity to pay, in cash by wire transfer of immediately available funds (except as expressly contemplated in clause (iii) below), the following:
(1)$500,000 (such amount, the “Equityholder Representative Expense Amount”) shall be deposited into an escrow account (the “Equityholder Representative Expense Account”), which shall be established pursuant to an escrow agreement to be entered into at the Closing among Parent, the Equityholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit E with such changes as may be reasonably required by the Escrow Agent (the “Escrow Agreement”), for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Equityholder Representative and otherwise in accordance with this Agreement;
(2)on behalf of the Company, (A) the portion of the Closing Date Indebtedness that is Funded Indebtedness in accordance with the applicable Debt Payoff Letters, and (B) the Unpaid Transaction Expenses (other than as set forth in clause (iii) below) in accordance with the applicable invoices or other documents evidencing such amounts, in each case, delivered to Parent by the Company at least one (1) Business Day prior to the Closing Date;
(3)with respect to any bonus payable in cash and/or Parent Common Shares by the Company as described on Schedule 5.1(iii), in each case payable to employees of the Company, by delivery of such amounts to the Company (in either cash or Parent Common Shares as directed by the Company, it being understood that any portion paid in cash shall be Unpaid Transaction Expenses and any portion paid in Parent Common Shares delivered to the Company shall reduce, on a share for share basis, the number of Parent Common Shares issued at the Closing pursuant to Section 2.8(d)), for further distribution to such employee recipients through the Surviving Entity’s payroll;
(4)with respect to each Share issued and outstanding as of immediately prior to the Effective Time, an amount in cash equal to the Per Share Closing Cash Consideration to the Paying Agent for further distribution to the Stockholders pursuant to and in accordance with Section 2.10; and

DOC ID - 32901658.22	28

(5)with respect to each Vested Company Option issued and outstanding as of immediately prior to the Effective Time, an amount in cash equal to (A) the product of (x) the Per Share Optionholder Closing Consideration, multiplied by (y) the aggregate number of Shares issuable in respect of such Vested Company Option outstanding as of immediately prior to the Effective Time, minus (B) the aggregate exercise price that would be paid to the Company in respect of such Vested Company Option had such Vested Company Option been exercised immediately prior to the Effective Time solely in cash (with respect to each Vested Company Option, the “Option Cash Payment”) to the Company. The Surviving Entity shall promptly process through its payroll (not later than the first regular payroll date following the Closing Date) the Option Cash Payment for each holder of Vested Company Options, less any Tax deductions or withholdings required under applicable Law for each such Optionholder’s Option Cash Payment.
(6)Notwithstanding anything to the contrary in this Agreement, in no case shall Parent be required to pay to, or on behalf of, the Equityholders any amounts in cash at Closing in excess of the Closing Cash Consideration, except as otherwise provided in Section 9.4.
(iv)Issuance of Parent Common Shares. At the Closing, Parent shall:
(1)deposit a number of Parent Common Shares, rounded to the nearest whole share, equal to (A) the Purchase Price Escrow Amount divided by (B) the Parent Common Stock Per Share Price, into an escrow account (the “Purchase Price Escrow Account”) established pursuant to the Escrow Agreement;
(2) issue to each Stockholder, a number of Parent Common Shares equal to the product of (A) the Per Share Closing Parent Stock Consideration multiplied by (B) the aggregate number of Shares issued and outstanding as of immediately prior to the Effective Time held by such Stockholder, and if applicable, subject to reduction pursuant to Section 2.8(c)(iii) (the “Parent Common Shares Issuance”). If a fraction of a Parent Common Share would otherwise be issuable pursuant to this Section 2.8(d)(ii) (for the avoidance of doubt, measured on a per Stockholder basis after calculating the aggregate number of Parent Common Shares to be issued to such Stockholder), such fraction shall be rounded up or down to the nearest whole number; and
(3)if, during the Interim Period, the outstanding number of Shares or Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the number of Shares or Parent Common Shares will be appropriately adjusted to provide to the holders of Shares, Vested Company Options and Parent Common Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.8(d)(iii) shall not be construed to permit the Company, Parent or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

DOC ID - 32901658.22	29

(4)Notwithstanding anything to the contrary in this Agreement, in no case shall Parent be required to issue pursuant to this Agreement (including pursuant to Section 2.8(c)(iii)) any Parent Common Shares in excess of the Closing Parent Stock Consideration, other than pursuant to Section 2.8(f)(i), if applicable.
(v)Determination of the Final Purchase Price.
(1)As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Equityholder Representative, Parent’s good faith proposed calculation of each of (A) the Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) the amount of Cash and Cash Equivalents, (C)  the amount of Closing Date Indebtedness, (D) the amount of Unpaid Transaction Expenses, (E) the Pre-Closing Distributable Earnings and (F) the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” Parent shall prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles. If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of the Equityholder Representative in its sole discretion, either (x) the Actual Adjustment shall be conclusively deemed to equal zero, (y) Parent shall deliver such Proposed Closing Date Calculation(s) within a later time period specified by the Equityholder Representative (it being understood that the last sentence of this Section 2.8(e)(i) shall apply each time that Parent subsequently fails to timely deliver any Proposed Closing Date Calculations) or (z) upon five (5) Business Days advance written notice to Parent, the Equityholder Representative shall retain an independent accounting firm of national reputation to provide an audit or other review of the Group Companies’ books and records, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.8(e), the determination of such accounting firm being conclusive and binding on the Parties; provided, however, that the Equityholder Representative reserves any and all other rights granted to it in this Agreement. The engagement fees of such accounting firm shall be borne as set forth in Section 2.8(e)(ii).
(2)The Equityholder Representative shall have thirty (30) days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). The Equityholder Representative may, on or prior to the last day of the Review Period, give Parent written notice of any dispute, which sets forth its objections to Parent’s calculation of the Proposed Closing Date Calculations in reasonable detail and provides an alternative calculation of any disputed amounts (a “Purchase Price Dispute Notice”); provided, however, that in the event that Parent does not make available to the Equityholder Representative documents, information or personnel pursuant to Section 2.8(e)(iii) within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one (1) day for each additional day required for Parent to fully respond to such request. Unless the Equityholder Representative delivers a Purchase Price Dispute Notice to Parent on or before the last day of the Review Period, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital

DOC ID - 32901658.22	30

(and the related final Net Working Capital Adjustment, if any), the final amount of Cash and Cash Equivalents, the final amount of Closing Date Indebtedness, the final amount of Unpaid Transaction Expenses, the final Pre-Closing Distributable Earnings and the final Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, the Equityholder Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Purchase Price and the components thereof will be finally determined to be the amounts set forth in the Proposed Closing Date Calculations when such notice is given. If the Equityholder Representative delivers a Purchase Price Dispute Notice to Parent on or prior to the last day of the Review Period, Parent and the Equityholder Representative shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the thirty (30) day period commencing on the date Parent receives the Purchase Price Dispute Notice from the Equityholder Representative. If the Equityholder Representative and Parent do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such thirty (30) day period, then the remaining items in dispute shall be submitted promptly by Parent and the Equityholder Representative to an independent accounting firm of national reputation mutually acceptable to Parent and the Equityholder Representative (the “Accounting Firm”). Any item not disputed in the Purchase Price Dispute Notice shall be deemed final and binding on the Parties as such amount appears in the last of (x) the Proposed Closing Date Calculations and (y) the Purchase Price Dispute Notice, or as otherwise resolved in writing by the Equityholder Representative and Parent. The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions and exhibits of this Agreement, (B) a single presentation (which shall be limited to the remaining items in dispute) submitted by each of Parent and the Equityholder Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (C) any written responses submitted to the Accounting Firm by Parent or the Equityholder Representative following receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Parent and the Equityholder Representative. The terms of the appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Equityholder Representative and Parent, and any associated engagement fees shall initially be borne 50% by the Equityholder Representative (on behalf of the Equityholders) and 50% by Parent; provided, however, that such fees shall ultimately be borne by the Equityholder Representative (on behalf of the Equityholders) and Parent in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm

DOC ID - 32901658.22	31

pursuant to this Section 2.8(e)(ii). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.8(e)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related final Net Working Capital Adjustment), the final amount of Cash and Cash Equivalents, the final amount of Closing Date Indebtedness, the final amount of Unpaid Transaction Expenses, the final Pre-Closing Distributable Earnings and the final Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(3)Parent shall, and, from and after the Closing, shall cause each Group Company to, promptly make each Group Company’s financial records, supporting documents and work papers and personnel available to the Equityholder Representative and its accountants and other representatives (including the Accounting Firm) at reasonable times during normal business hours during the review by the Equityholder Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(4)It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.8.
(vi)Adjustment to Estimated Purchase Price.
(1)If the Actual Adjustment is a positive amount, the Surviving Entity shall issue to the Stockholders, in accordance with each such Stockholder’s Stockholder Percentage Interest, a number of Parent Common Shares equal to the quotient of (A) such positive amount divided by (B) the Parent Common Stock Per Share Price and Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent to release the Escrow Shares to the Paying Agent (for further distribution to the Stockholders), in each case, less any Tax deductions or withholdings required under applicable Law, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.8(e).
(2)If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.8(e), Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent out of the Escrow Shares a number of Parent Common Shares equal to the quotient of (A) such negative amount divided by (B) the Parent Common Stock Per Share Price; provided, however, that if the absolute value of such negative amount is less than the Purchase Price Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess Escrow Shares remaining in the Purchase Price Escrow Account to the Paying Agent (for

DOC ID - 32901658.22	32

further distribution to the Stockholders), less any Tax deductions or withholdings required under applicable Law. For the avoidance of doubt, the Escrow Shares shall serve as the sole and exclusive source of recovery for any amounts owed to Parent in connection with the final determination of the Purchase Price and Actual Adjustment pursuant to this Section 2.8.
(3)Any amounts which become payable pursuant to this Section 2.8(f) will constitute an adjustment to the Purchase Price for all purposes hereunder.
Section i.Option Plans
.
(i)Prior to the Closing, the Company shall take any appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to give effect to the provisions of Section 2.6(d) and Section 2.8(c)(v) with respect to Company Options.
(ii)The Option Plan and all Company Options shall terminate as of the Effective Time, and no Optionholder shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Entity or any Subsidiaries thereof, other than as set forth herein (including pursuant to Section 2.8) or by applicable Law.
Section j.Paying Agent
.
(i)The Parties acknowledge and agree that the Company shall act as the paying agent, on behalf of the Stockholders for the payment of the Closing Cash Consideration due and payable to the Stockholders hereunder (the Company in such capacity, the “Paying Agent”). At the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the Stockholders, cash in an aggregate amount equal to the Closing Cash Consideration (such amount, the “Payment Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.8, and shall not be used to satisfy any other obligations of the Surviving Entity.
(ii)At the close of business on the Business Day prior to the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no transfers of Shares that were outstanding immediately prior to the Effective Time. At any time following the date hereof, the Company may, but in any event, shall within three (3) Business Days following the Effective Time, mail or otherwise deliver to the Stockholders as of immediately prior to the Effective Time a Letter of Transmittal in the form attached hereto as Exhibit C. All portions of the Payment Fund, if any, payable to such Stockholders shall be paid in accordance with the provisions of this Agreement.
(iii)Prior to making any payment with respect to any Shares hereunder, including any issuance of Parent Common Shares, the Paying Agent shall receive from such Stockholder a

DOC ID - 32901658.22	33

copy of (i) a duly executed Letter of Transmittal, and (ii) an executed substitute Form W-9. If a duly executed Letter of Transmittal is delivered to the Paying Agent prior to the Effective Time, then the Paying Agent shall cause such applicable consideration to be paid to the applicable Stockholder in immediately available funds at the Closing. If a duly executed Letter of Transmittal is delivered to the Paying Agent following the Effective Time, then the Paying Agent shall cause such applicable consideration to be paid to the applicable Stockholder in immediately available funds within two (2) Business Days after such delivery and surrender.
(iv)Until surrendered in accordance with this Section 2.10, each such Share (other than the Dissenting Shares to be cancelled in accordance with Section 2.11) shall represent solely the right to receive the Per Share Closing Cash Consideration and the Per Share Closing Parent Stock Consideration, as well as a portion of any Deferred Payments attributable thereto. No Stockholder shall be entitled to any consideration contemplated herein unless and until such holder delivers the documentation required by Section 2.10(c).
(v)None of Parent, the Surviving Entity, the Equityholder Representative, or the Paying Agent, or any of their respective Subsidiaries or Affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law.
Section k.Treatment of Dissenting Shares
. Notwithstanding anything in this Agreement to the contrary, a Stockholder who has properly demanded appraisal of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted into the applicable Per Share Closing Cash Consideration and the applicable Per Share Closing Parent Stock Consideration and a portion (if any) of the Deferred Payments as provided herein, but instead such holder shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL, unless and until such holder withdraws (in accordance with Section 262 of the DGCL) or loses the right to dissent. If any holder of Dissenting Shares shall have effectively withdrawn (in accordance with Section 262 of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such holder shall be cancelled and converted into and represent the right to receive the Per Share Closing Cash Consideration and the Per Share Closing Parent Stock Consideration, as well as a portion of any Deferred Payments attributable thereto, in each case, without any interest thereon.
Article 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Parent on the date hereof and constituting an integral part of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
Section a.Corporate Status and Authority

DOC ID - 32901658.22	34

.
(i)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to carry on its business as presently conducted and to own, lease and operate its properties, and is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions, except where the failure to have such power and authority or to be duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority (other than, as of the date hereof, the obtaining of the Company Stockholder Written Consent) to (i) execute and deliver this Agreement and each other Transaction Document to which it is a party, (ii) perform its obligations hereunder and thereunder, and (iii) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Company (other than, as of the date hereof, the Company Stockholder Written Consent). The Company has duly executed and delivered this Agreement, and each other Transaction Document to which the Company is a party when executed and delivered by the Company, will be duly executed and delivered. This Agreement constitutes, and each other Transaction Document to which the Company is a party will constitute (assuming the due and valid authorization, execution and delivery hereof and thereof by each of the other applicable parties hereto and thereto), the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at Law or in equity) (the “Enforceability Exceptions”).
(ii)The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Group Companies.
Section b.Capitalization
.
(i)Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000 shares of common stock, par value $0.001 per share, designated as “Class A Common Stock” (the “Class A Company Common Shares”), of which none are issued and outstanding, (ii) 2,000,000 shares of common stock, par value $0.001 per share, designated as “Class B Common Stock” (the “Class B Company Common Shares” and, together with the Class A Company Common Shares, the “Company Common Shares”), of which 730,855 are issued and outstanding, (iii) 10,001,000 shares of preferred stock, par value $0.001 per share, of which 10,000,000 are designated as “Series C Participating Preferred Stock” (the “Company Preferred Shares” and together, with the Company Common Shares, the “Shares”), of which 6,765,302 shares are issued and outstanding. Schedule 3.2(a) of the Company Disclosure Letter sets forth, as of the date hereof, the record owners of the Shares and the Company Options, including the

DOC ID - 32901658.22	35

number of Shares and Company Options (which correspond to the number of Class B Company Common Shares issuable upon exercise in full of the Company Options) held by each Stockholder and Optionholder. With respect to each Company Option, Schedule 3.2(a) of the Company Disclosure Letter also sets forth the grant date and exercise price of each such Company Option. Each Company Option is evidenced by a stock option agreement that has been made available to Parent and does not constitute nonqualified deferred compensation under Section 409A of the Code. All outstanding Shares are, and all shares of capital stock of the Company which may be issued pursuant to the Company Options will be, if issued and paid for in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the Closing Date, as a result of the transactions contemplated hereby, there will be no Company Options that are not Vested Company Options. The Per Share Optionholder Closing Consideration exceeds the exercise price of each Vested Company Option.
(ii)Except as set forth in Section 3.2(a), as of the date hereof, there are no outstanding (i) Shares of or other voting or equity interests in the Company, (ii) securities of the Group Companies convertible into or exercisable or exchangeable for Shares or other voting or equity interests in the Company, (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Group Companies to issue, transfer or sell, any Shares or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for Shares of or other voting or equity interests in the Company or (iv) stock appreciation, phantom stock, profit participation or other equity-based compensation or similar rights with respect to any of the Shares or any other equity securities of the Company to which the Group Companies are bound (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). Other than as may be expressly set forth in their respective Organizational Documents, there are no outstanding obligations of the Group Companies to repurchase, redeem or otherwise acquire any Company Securities. The Group Companies have no authorized or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which the Equityholders may vote. None of the Group Companies or, to the Company’s Knowledge, any of the Equityholders, is a party to any stockholders agreement, voting agreement, proxy, voting trust or similar agreement with respect to the Company Securities, and there are no other contracts restricting or otherwise relating to the voting of the Company Securities, in each case other than the Company’s Organizational Documents and the Existing Company Stockholders’ Agreement made available to Parent as of the date hereof.
Section c.Company Subsidiaries
.
(i)Each Company Subsidiary, its respective jurisdiction of organization, its respective equity holders and percentage ownership are identified on Schedule 3.3(a) of the Company Disclosure Letter. Each of the Company Subsidiaries is a corporation, partnership or other legal entity, as the case may be, duly organized and validly existing under the Laws of its

DOC ID - 32901658.22	36

respective jurisdiction of organization. Each Company Subsidiary has all requisite corporate, partnership or other legal entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is in good standing under the Laws of its respective jurisdiction of organization and is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions, except where the failure to be so duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)All of the issued and outstanding shares or other ownership interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and, except as set forth on Schedule 3.3(a) of the Company Disclosure Letter, are owned, directly or indirectly, by the Company free and clear of all Liens, except for Permitted Liens, restrictions under applicable securities Laws and any Liens created as a result of Parent or Merger Sub, including as a result of any financing to be undertaken by Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 3.3(a) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Company Subsidiary, (ii) securities of any Company Subsidiary convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Group Companies or (iii) options, warrants, subscription rights, stock appreciation, phantom stock, profit participation or other equity-based compensation or other rights or agreements, commitments or understandings of any kind to acquire from any Company Subsidiary, or other obligation of any Company Subsidiary to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Company Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”).
(iii)Except as set forth on Schedule 3.3(c) of the Company Disclosure Letter, there are no outstanding obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities.
(iv)None of the Group Companies own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person other than the Subsidiary Securities.
Section d.No Conflicts; Consents and Approvals
.
(i)The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the

DOC ID - 32901658.22	37

lapse of time, or both) result in (i) assuming compliance with the matters referred to in Section 3.4(b), any violation or breach of any Law applicable to the Group Companies or any of the properties or assets of the Group Companies or the violation or revocation of any required Permit from any Governmental Entity, (ii) except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, any violation or breach of, any termination or modification of any right, or the triggering or acceleration of any payments or rights under, or require a Consent under, any Material Contract or the creation of any Lien upon any of the properties or assets of the Group Companies or (iii) subject to the receipt of the Company Stockholder Written Consent, any violation of the Organizational Documents of the Group Companies, except in the case of clauses (i) and (ii), to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(ii)Other than (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger, and (iii) the Licensee Consents as set forth on Schedule 3.4(b) of the Company Disclosure Letter, no Consent of any Governmental Entities is required to be obtained by the Group Companies in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such Consents would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section e.Financial Statements
. The Company has made available to Parent copies of (a) the audited consolidated financial statements of the Group Companies for the fiscal years ended December 31, 2018 and 2019, together with the reports thereon by the Company’s accountants (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) (the “Audited Financial Statements”) and (b) the unaudited consolidated financial statements of the Group Companies for the nine (9) month period ended September 30, 2020 (including a consolidated balance sheet and a consolidated statement of income only) (the “Most Recent Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Group Companies and in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the Most Recent Financial Statements, for the absence of footnotes and normal year-end adjustments). The Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Group Companies at and for the respective periods indicated.
Section f.Absence of Undisclosed Liabilities
. Except as set forth on Schedule 3.6 of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in each case, that would be required by GAAP to be set forth on the consolidated balance sheet of the Company, except (a) as reflected on and reserved against in the Financial Statements, (b) liabilities and obligations incurred in the

DOC ID - 32901658.22	38

Ordinary Course of Business since September 30, 2020 (none of which is a material liability for breach of contract, tort, or infringement or a claim or lawsuit or an environmental liability), (c) executory obligations of the Group Companies under the agreements, contracts, leases and licenses to which they are a party, including the Material Contracts (other than as a result of a material breach of or default under such agreements, contracts, leases and licensees), and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section g.Assets; Real Property
.
(i)Title to Assets. The Group Companies have good and valid title to, or otherwise have the right to use pursuant to a binding, valid and enforceable lease, license or similar contractual arrangement, all of their material assets, in each case free and clear of any Liens other than Permitted Liens. The assets of the Group Companies constitute all of the material assets that are necessary and sufficient for the operation of the business of the Group Companies as presently operated.
(ii)Leased Real Property. Schedule 3.7(b) of the Company Disclosure Letter lists (i) all real property leased by the Group Companies under leases that provide for annual base rent payable by the Group Companies (the “Leased Real Property”), and (ii) the leases pursuant to which such real property is leased, in each case, together with all amendments, extensions, renewals, guaranties and other agreements with respect to such leases (the “Leases”). The Leased Real Property constitutes all of the real property used by the Group Companies in the conduct of the business, and the applicable Group Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it free and clear of all Liens (other than Permitted Liens). The Group Companies have delivered to Parent a true, complete and correct copy of each material Lease document. Subject to the Enforceability Exceptions, each Lease is in full force and effect and, to the Company’s Knowledge, is enforceable against the landlord that is party thereto in accordance with its terms, except as would not be material to the Group Companies, taken as a whole. None of the Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Lease has been disturbed in any material respect, and there exists no material default, breach or event of default, and no event has occurred or circumstances exist which, with the delivery of notice or passage of time or both, would constitute a material breach or default, or permit termination, modification or acceleration of rent under such Lease.
(iii)Owned Real Property. None of the Group Companies owns any real property.
Section h.Contracts
.
(i)Schedule 3.8 of the Company Disclosure Letter lists all Material Contracts. The term “Material Contracts” means all of the following types of contracts, agreements or

DOC ID - 32901658.22	39

arrangements (whether written or oral) to which the Group Companies are a party or by which the Group Companies or any of their respective properties or assets are legally bound as of the date hereof:
(1)any contract, agreement or arrangement with a financial institution or similar entity (each, a “Financial Institution”) pursuant to which such Financial Institution agrees to provide bank account access or services, or other banking related services, including access to the Automated Clearing House network or payment card networks, to the Group Companies or their clients, or pursuant to which such Financial Institution appoints any Group Company as its authorized delegate or representative (“Material Bank Agreements”);
(2)any contract, agreement or arrangement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) with respect to an amount in excess of $1,000,000;
(3)any joint venture, partnership, limited liability company or other similar contracts, agreements or arrangements;
(4)any contract, agreement, arrangement or series of related contracts, agreements or arrangement(s), including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), in each case since the Lookback Date and for which any liability or obligation of the Group Companies remains outstanding;
(5)any contract, agreement or arrangement that limits in any material respect the freedom of the Group Companies to compete in any line of business or with any Person or in any area;
(6)any contract, agreement or arrangement (other than purchase or sale orders entered into in the Ordinary Course of Business for which there is an underlying written agreement) with any of the Material Vendors;
(7)any lease under which (A) the Group Companies are lessees of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Group Companies are lessors or sublessors of, or makes available for use by any third party, any tangible personal property owned or leased by the Group Companies, in each case, which has future required scheduled payments in excess of $500,000 in any calendar year;
(8)any contract, agreement or arrangement (other than (A) employment or compensation-related agreements or Company Benefit Plans, (B) agreements entered into in the Ordinary Course of Business and (C) agreements between any Group Companies) between any Group Company and any Affiliate of the Company;

DOC ID - 32901658.22	40

(9)any contract, agreement or arrangement under which the Group Companies have made advances or loans to any other Person in excess of $500,000 other than advances made to an employee of the Group Companies in the Ordinary Course of Business pursuant to any Company Benefit Plan that is listed on Schedule 3.11(a) of the Company Disclosure Letter;
(10)any settlement agreement entered into within the twelve (12) months immediately prior to the date hereof with any Person pursuant to which the Group Companies are obligated to pay consideration in excess of $500,000;
(11)any agreement with any Governmental Entity outside of the Ordinary Course of Business or under which payments of $500,000 or more were made to the Group Companies during the twelve (12) month period ended on September 30, 2020;
(12)any agreement relating to any interest rate, derivatives or hedging transaction;
(13)any agreement under which (A) any Person (other than the Group Companies) has directly or indirectly guaranteed any liabilities or obligations of any Group Company or (B) any Group Company has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than the Group Companies), in each case other than endorsements for the purpose of collection in the Ordinary Course of Business;
(14)any IP Agreement; or
(15)any contracts, agreements or arrangements with a debt settlement company or attorney or law firm (each a “Debt Settlement Provider”) pursuant to which the Group Companies provide services to such Debt Settlement Provider in the Ordinary Course of Business.
(ii)True, correct and complete copies of each Material Contract have been made available to Parent. Subject to the Enforceability Exceptions, each such Material Contract is a valid and binding agreement of the applicable Group Company party thereto and is in full force and effect as to the applicable Group Company party thereto and, to the Company’s Knowledge, as to each other party thereto. None of the Group Companies and, to the Company’s Knowledge, any other party thereto is in material default or material breach under any such Material Contract, and none of the Group Companies has received or delivered any written claim or notice of default or material breach under any such Material Contract, any written notice of intent to cancel, terminate or modify any such Material Contract, or any written notice of an indemnification or other material claim under any such Material Contract.
Section i.Vendors
. Schedule 3.9 of the Company Disclosure Letter lists the names of each of the ten (10) largest vendors of the Group Companies, taken as a whole, for the twelve (12) month period ended September 30, 2020 (the “Material Vendors”). None of the Group Companies has

DOC ID - 32901658.22	41

received any written notice stating that any such Material Vendor has ceased, or intends to cease, to supply goods or services to the Group Companies or to otherwise terminate or materially reduce or modify its relationship with the Group Companies.
Section j.Labor
.
(i)None of the Group Companies is a party to or is otherwise bound by any collective bargaining agreement, and, to the Company’s Knowledge, there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees of the Group Companies. There is no pending or, to the Company’s Knowledge, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor dispute, activity or organizing campaign with respect to any employees of the Group Companies and no such dispute, activity or campaign has occurred since the Lookback Date. Each Group Company is, and since the Lookback Date has been, in compliance in all material respects, with all applicable Laws and contracts respecting labor and employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the WARN Act. There are no pending Proceedings against or affecting any Group Company relating to the alleged violation of any Laws pertaining to labor relations, employment or employment practices, including unfair labor practice charges, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to a Group Company.
(ii)Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.
Section k.Employee Benefit Plans and Related Matters; ERISA
.
(i)Disclosure. Schedule 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of, as applicable, (i) such Company Benefit Plan and any other writing constituting a part of such Company Benefit Plan, including all plan documents, employee communications, and benefit schedules, (ii) the summary plan description and all summaries of material modifications, (iii) any trust agreements, insurance contracts and other funding vehicles, (iv) the most recent Form 5500, (v) any material correspondence with a Governmental Entity and (vi) the most recent IRS determination or opinion letter with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(ii)Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Company’s Knowledge, there are no circumstances or events that could result in any revocation of, or an adverse change to, such determination letter

DOC ID - 32901658.22	42

or otherwise adversely affect the qualified status of such plan or trust. Each Company Benefit Plan (and each related trust, insurance contract, fund or agreement) has been maintained, funded and administered in all material respects in accordance with its terms and all applicable requirements of ERISA, the Code and other applicable Law.
(iii)Liability; Compliance.
(1)No Group Company nor any of its ERISA Affiliates has any current or contingent liability under Title IV of ERISA. With respect to each Company Benefit Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium or benefit payments) that are due have been made within the time periods prescribed by the terms of each such Company Benefit Plan, ERISA, the Code and applicable Law, as the case may be, and all such contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued in the Financial Statements in accordance with GAAP applied on a consistent basis. As of the date hereof, the amount by which the fair market value of the assets of any Company Benefit Plan is less than the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested) is fully reflected in the Financial Statements, regardless of whether required by GAAP.
(2)Except as would not reasonably be expected to result, either directly or indirectly, in material liability to the Group Companies, (A) other than routine claims for benefits, there are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any participant or any Governmental Entity in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan and (B) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty with respect to any Company Benefit Plan. None of the Company Benefit Plans is presently under audit or examination (nor has notice been received by the Company of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, domestic or foreign.
(3)There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of any Group Company following the Closing. Without limiting the generality of the foregoing, no Group Company nor any of its respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
(4)Neither any Group Company nor any of its ERISA Affiliates has contributed to, has had any obligation to contribute to, or has or had any liability or obligation with respect to (A) a Multiemployer Plan, (B) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (C) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Group Companies has any material liability or obligation, current or contingent, with respect to an arrangement that provides for post-employment or retiree medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B

DOC ID - 32901658.22	43

of the Code or similar applicable Law for which the covered individual pays the full cost of coverage).
(5)With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested) on a termination basis; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (D) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (E) no material liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by any Group Company; and (F) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.
(6)Each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained in all material respects in accordance with all applicable requirements, (B) if intended to qualify for special tax treatment, meets in all material respects all requirements for such treatment, and (C) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(7)Neither the execution, delivery and performance of this Agreement or the consummation the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of any of the Group Companies or any increased or accelerated funding obligation with respect to any Company Benefit Plan, other than the vesting of the Company Options, which shall occur as a result of the transactions contemplated hereby.
(8)No amount, payment or deemed payment (whether in cash or property or the vesting of property) by the Group Companies will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Company, or the consummation of the transactions contemplated by this Agreement, that will be an “excess parachute payment” within the meaning of Section 280G of the Code. None of the Group Companies has any current or contingent indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

DOC ID - 32901658.22	44

Section l.Intellectual Property
.
1.Owned IP. Schedule 3.12(a) of the Company Disclosure Letter lists all applications and registrations for trademarks, copyrights, trade names, service marks, patents and Internet domain names owned by the Group Companies. The Group Companies exclusively own all right, title, and interest in and to all Intellectual Property Rights they own or purport to own, including each of the items set forth on Schedule 3.12(a) of the Company Disclosure Letter (collectively, the “Owned Intellectual Property”), in each case free and clear of all Liens, except as set forth on Schedule 3.12(a) of the Company Disclosure Letter and except for Permitted Liens. No (i) government funding, or (ii) facilities of a university, college, or research center was used in the development of the Owned Intellectual Property. The Group Companies exclusively own, or have a valid license to use or otherwise have the legal right to use, all Intellectual Property Rights used in or necessary to the conduct of the Business as presently conducted in all material respects, free and clear of all Liens, except as set forth on Schedule 3.12(a) of the Company Disclosure Letter and except for Permitted Liens. The Owned Intellectual Property is valid, subsisting, and, to the Company’s Knowledge, enforceable.
2.Non-Infringement. To the Company’s Knowledge, the operation of the Business as currently conducted does not infringe, misappropriate, or otherwise violate, and since the Lookback Date has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party. Since the Lookback Date, none of the Group Companies has received any written notice that it is infringing on or has misappropriated or otherwise violated the Intellectual Property Rights of any Person (including any demand or request from a third party that the Group Companies license any Intellectual Property Rights) and, to the Company’s Knowledge, no Person is infringing upon or misappropriating or otherwise violating any of the Owned Intellectual Property.
3.IP Agreements. Schedule 3.12(c) of the Company Disclosure Letter lists all contracts to which the Group Companies are a party, in each case as of the date hereof (other than contracts for Commercial Software and contracts with clients or customers entered into in the Ordinary Course of Business) that relate to (i) the Group Companies’ licensing or permitting any Person to use any of the Owned Intellectual Property, (ii) any Person licensing or permitting the Group Companies to use any Intellectual Property Rights, (iii) the ownership or development of any Intellectual Property Rights owned or used by the Group Companies, and (iv) the Group Companies’ ability to use, enforce, or disclose any Intellectual Property Rights (collectively, the “IP Agreements”). Neither the execution, delivery or performance of this Agreement or any Transaction Documents nor the consummation of the contemplated transaction will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (A) a loss of, or Lien on, any material Owned Intellectual Property; (B) a breach of or default under any IP Agreement, except as would not reasonably be expected to be material, individually or in the aggregate, to the Group Companies, taken as a whole; (C) the release, disclosure or delivery of any material Owned Intellectual Property by or to any escrow agent or

DOC ID - 32901658.22	45

other Person; or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Owned Intellectual Property.
4.Employees and Contractors. Except as set forth on Schedule 3.12(d) of the Company Disclosure Letter, each current and former employee, officer, director, consultant, and independent contractor of the Group Companies involved in the creation or development of material Intellectual Property Rights for the Group Companies has entered into a valid and enforceable written agreement with the Group Companies pursuant to which such Person (i) assigns to the Group Companies all Intellectual Property Rights created or developed by such Person within the scope of such Person’s duties to the Group Companies and (ii) is prohibited from using or disclosing confidential information of the Group Companies for any unauthorized purposes. To the Company’s Knowledge, no such current or former employee, consultant, or independent contractor of the Group Companies is in violation of any such agreement.
5.Trade Secrets. The Group Companies have taken commercially reasonable actions to maintain, protect and enforce the Owned Intellectual Property, including to maintain the confidentiality of the Owned Intellectual Property constituting trade secrets or other confidential information. To the Company’s Knowledge, there has been no unauthorized disclosure of any such trade secrets or other confidential information.
6.Source Code. No source code for any proprietary Software of the Group Companies has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Group Company. No Group Company has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any such Software to any escrow agent or other Person. No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any such Software to any other Person.
7.Data Security and Privacy. Since the Lookback Date, the business of the Group Companies have not experienced any material incident in which Personal Information was stolen or improperly accessed, including any breach of security. Since the Lookback Date, none of the Group Companies has received any written notices or complaints from any Person with respect to any such access or breach. The Group Companies are and, since the Lookback Date, have been in compliance in all material respects with the Processing of Personal Information related to the Business and information privacy and security representations, warranties, agreements, covenants and obligations they have given to their customers in business associate agreements or otherwise, and have provided all certifications to applicable Governmental Entities as required under Information Privacy and Security Laws, including Part 500 of the regulations administered by the New York State Department of Financial Services. The Group Companies maintain, and, since the Lookback Date, have remained in compliance, in all material respects, with, a comprehensive written information security program that includes commercially reasonable administrative, physical and technical measures to protect the confidentiality, integrity, availability and security of Personal Information related to the Information Technology used or relied upon by the Group Companies in the conduct of their business (“Business

DOC ID - 32901658.22	46

Information Technology”) against any unauthorized control, use, access, interruption, modification or corruption related to the business of the Group Companies and to ensure the continued, uninterrupted and error-free operation of the Business Information Technology. Since the Lookback Date, there has been no data security breach or other third-party unauthorized access or Processing of data related to the Business or the Business Information Technology, or other security incident.
1.Information Technology, Business Continuity and Disaster Recovery. The Business Information Technology is sufficient for the current and currently anticipated needs of such business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and are subject to commercially reasonable disaster recovery procedures. The Group Companies have taken commercially reasonable measures to (i) protect the confidentiality, integrity and security of the Business Information Technology from any unauthorized use, access, interruption, or modification; (ii) prevent the introduction of any virus, worm, or similar disabling code or program into such Business Information Technology; (iii) defend the Business Information Technology against denial of service attacks, distributed denial of service attacks, hacking attempts, and like attacks and security breaches by any Person; and (iv) ensure the continued, uninterrupted and error-free operation of Business Information Technology, including protecting and maintaining the security, maintenance, recovery, redundancy and integrity of the Business Information Technology. The Business Information Technology have not had, since the Lookback Date, any material errors, bugs or defects, in each case, which have not been remedied in all material respects, nor do the Business Information Technology contain any malicious code or device designed to disrupt, disable, harm, distort or otherwise impede in any material manner the legitimate operation of such Business Information Technology (including any viruses, “worms”, “time bombs” or “back doors”). No material part of the Business Information Technology is currently inoperative or prone to material malfunction or error.
1.Open Source Software. The Group Companies do not use any Software that is subject to any “open source”, “copyleft” or analogous license or obligation (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) requiring the Group Companies to disclose or distribute the Group Companies’ proprietary source code or make available at no charge or otherwise license such proprietary software to third parties.
Section m.Governmental Authorizations; Compliance with Law
.
2.Each Group Company holds and at all times since the Extended Lookback Date, held, all material Permits necessary for the lawful conduct of their respective businesses. The Permits held by the Group Companies as of the date hereof are listed on Schedule 3.13(a) of the Company Disclosure Letter, and each such Permit has been duly obtained and is in full force and effect. Each Group Company is, and since the Extended Lookback Date, has been, in compliance in all material respects with all applicable Permits. Since the Extended Lookback Date, no Group Company has received any written notice of non-compliance or alleged non-

DOC ID - 32901658.22	47

compliance with any applicable Permit, except with respect to matters that are not material and have either been resolved or are no longer outstanding. To the Company’s Knowledge, no suspension or cancellation of any Permit is threatened by any Governmental Entity.
3.Except in each case as would not reasonably be likely to be, either individually or in the aggregate, material to the Group Companies, taken a whole, each Group Company has since the Extended Lookback Date complied with and is not in default or violation under any Law applicable to such Group Company. Since the Extended Lookback Date, neither any Group Company nor, to the Company’s Knowledge, any other Person, has received any written notice of any non-compliance or alleged non-compliance with any applicable Law, except with respect to matters that are not material and have either been resolved or are no longer outstanding.
4.Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have, since the Extended Lookback Date, complied with and are not in default or violation under any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard/Discover and AMEX). Since the Extended Lookback Date, neither any Group Company nor, to the Company’s Knowledge, any other Person, has received any written notice of any non-compliance or alleged non-compliance with any such bylaws, operating rules, regulations or requirements, except with respect to matters that are not material and have either been resolved or are no longer outstanding.
5.Except for normal examinations conducted by a Governmental Entity in the Ordinary Course of Business, since the Extended Lookback Date no Governmental Entity has initiated or, to the Company’s Knowledge, threatened, any Proceeding with respect to the Business or the business or operations of any Group Company. Each Group Company has resolved all areas or incidents of material non-compliance identified by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of any Group Company.
6.Each Group Company is, and has at all times since the Extended Lookback Date been, in compliance in all material respects with all applicable Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing, in the jurisdictions in which it is organized and conducts the Business, including the Bank Secrecy Act of 1970 and its implementing regulations, 31 C.F.R. Chapter X, each as amended, and Part 504 of the regulations administered by the New York State Department of Financial Services (collectively, the “Anti-Money Laundering Laws”). No Group Company or, to the Company’s Knowledge, none of their respective directors, officers, or employees, since the Extended Lookback Date: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; (ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law in any material respect; or (iii) has received any written notice from a

DOC ID - 32901658.22	48

Governmental Entity, outside of a routine regulatory examination, alleging that any Group Company has violated, or is otherwise subject to penalties or an enforcement action under, any applicable Anti-Money Laundering Laws. Each Group Company has adopted, implemented and maintains policies and procedures that reflect each company’s obligations under applicable Anti-Money Laundering Laws. Each Group Company has, since the Extended Lookback Date, maintained all books and records required pursuant to Anti-Money Laundering Laws for such retention period as those Laws require.
7.Since the Extended Lookback Date, no Group Company or, to the Company’s Knowledge, none of their respective directors, officers, or employees: (i) is or was a Restricted Person; (ii) conducts or has conducted any business, or engages or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Person; (iii) deals or has dealt in, or otherwise engages or has engaged in any transaction related to, any property or interests in property blocked pursuant to any applicable sanctions administered by OFAC or other applicable Sanctions; (iv) engages or has engaged in, or conspires or has conspired, to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.13(f); (v) engages or has been engaged in any transaction, activity or conduct that could reasonably be expected to result in it breaching any Sanctions or its being designated as a Restricted Person; or (vi) has received notice of, or is otherwise aware of, any Proceeding involving it with respect to Sanctions.
8.No Group Company or, to the Company’s Knowledge, none of their respective directors, officers, employees, agents, representatives and Affiliates has directly or indirectly made or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback or any other things of value to or for the benefit of any official, employee or individual acting on behalf of any Governmental Entity, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services, for the purpose of: (i) influencing any act or decision of such government official, candidate, party, campaign or other Person; (ii) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage. Each Group Company and, to the Company’s Knowledge, their respective directors, officers, employees, agents, representatives and Affiliates have not violated, and are in compliance in all material respects with, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or in all material respects other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws in any applicable jurisdiction (collectively, the “Bribery Legislation”). No Group Company is, or has at any time been, subject to any Proceeding, or made any voluntary disclosures to any Governmental Entity, involving any Group Company in any way relating to applicable Bribery Legislation. Each Group Company has in place, in accordance with the Bribery Legislation, adequate policies, procedures, controls and systems (including accounting systems, purchasing systems and billing systems) designed to prevent their directors, officers, employees, agents, representatives and Affiliates from unlawfully offering, promising or giving anything of value to another Person to obtain or retain

DOC ID - 32901658.22	49

business or an advantage in the conduct of their business and to otherwise ensure compliance with the Bribery Legislation, and has kept accurate records of its activities, including financial records, in a form and manner appropriate for a business of its size and resources.
Section n.Litigation
. Except as set forth on Schedule 3.14 of the Company Disclosure Letter, (a) since the Lookback Date, there has been no Proceeding pending or, to the Company’s Knowledge, threatened against the Group Companies or any of their respective properties or assets, and (b) there are no settlement agreements or similar written agreements with any Governmental Entity and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity against the Group Companies or any of their respective properties or assets, except, in each case, as would not result in material liability to the Group Companies, taken as a whole.
Section o.Taxes
.
9.Filing and Payment. All material Tax Returns required to be filed by, on behalf of or with respect to the Group Companies have been duly and timely filed and are complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to the Group Companies have been duly and timely paid. All material Taxes required to be withheld by the Group Companies have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Entity or properly set aside in accounts for such purpose.
10.Procedure and Compliance. As of the date hereof: (i) no written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Group Companies has been filed or entered into with (or been requested by) any Governmental Entity that is still in effect; (ii) no Tax Return reflecting material Taxes of the Group Companies is under audit or examination by any Governmental Entity; (iii) no Governmental Entity has asserted in writing any deficiency, claim or issue with respect to material Taxes against the Group Companies with respect to any taxable period for which the period of assessment or collection remains open, which has not been resolved; and (iv) none of the Group Companies have approached any state or local Governmental Entity to initiate any voluntary disclosure agreement proceeding or similar proceeding.
11.Closing Agreements and Consolidation. None of the Group Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Group Companies after the Closing Date, (ii) is or has been during the past three (3) years a member of any affiliated, consolidated, combined or unitary group that includes any Person other than the Group Companies for purposes of filing Tax Returns on net income or (iii) has any liability for the Taxes of any Person (other than the

DOC ID - 32901658.22	50

Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, or by contract (other than any commercial contract entered into the Ordinary Course of Business and the principal purpose for which is not the allocation or sharing of Taxes).
12.Certain Events. Within the last five (5) years, none of the Group Companies (i) has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c), or (ii) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
13.Income Shifting. None of the Group Companies will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury regulations under Section 1502 of the Code (or any similar provision of Tax Law), (iii) prepaid amount received on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) election by any Group Company under Section 108(i) or Section 965(h) of the Code.
14.Entity Classification. Each Group Company is, and at all times since its formation has been, properly classified in the manner set forth on Schedule 3.15(f) of the Company Disclosure Letter for U.S. federal and applicable state Tax purposes.
15.Tax Sharing and Tax Indemnities. None of the Group Companies are a party to any agreement or understanding providing for the allocation of liability for or sharing of Taxes or providing indemnification of a third party for Taxes.
16.Power of Attorney. None of the Group Companies have granted any person any power of attorney with respect to any Tax matter that continues in force after the Closing.
17.U.S. Real Property Holding Corporation. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
18.Affiliated Group. Other than group for which the Company acts as the parent, neither the Company nor any Group Company has been a member of an “affiliated group” within the meaning of Section 1504 of the Code or the unitary group or similar group of companies for which any Group Company may have joint, several or other liability.
Section p.Absence of Changes

DOC ID - 32901658.22	51

. Since the date of the Most Recent Financial Statements, other than in connection with the transactions contemplated by this Agreement, (a) the Group Companies have conducted their business in all material respects in the Ordinary Course of Business, (b) there has been no Company Material Adverse Effect and (c) other than as contemplated by this Agreement, no Group Company has taken any action that, if taken by a Group Company between the date of this Agreement and the Closing Date, would have required the consent of Parent under Section 5.1.
Section q.Insurance
. Schedule 3.17 of the Company Disclosure Letter lists all material policies of insurance maintained by the Group Companies as of the date hereof, and true, correct and complete copies of such policies have been made available to Parent. Such policies are in full force and effect and all premiums due with respect to such insurance policies have either been paid or adequate provisions for the payment by the Company thereof have been made. As of the date hereof, to the Company’s Knowledge, no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any Company Subsidiary. None of the Group Companies are in material breach or default under any such policy.
Section r.Environmental Matters
.
19.The Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Environmental Laws and are in possession of, and in compliance in all material respects with all Permits required under applicable Environmental Laws.
20.Since the Lookback Date, none of the Group Companies has received from any Governmental Entity any notice of violation or alleged violation of any Environmental Law, other than any such violation or alleged violation that has been resolved and for which there are no additional obligations.
21.No Proceeding is pending or, to the Company’s Knowledge, threatened against the Group Companies arising under or relating to any Environmental Law.
22.Since the Lookback Date, none of the Group Companies (nor any of their respective predecessors or controlled Affiliates) has (i) treated, stored, disposed of, arranged for the disposal of, transported, handled, or released, or exposed any Person to, any hazardous substances, or (ii) owned or operated any facility or property (including the Leased Real Property) which is or has been contaminated by any hazardous substances, in each case, so as to give rise to any material current or future liability (including any obligation to conduct any investigation or remediation) for the Group Companies under applicable Environmental Laws.
Section s.Brokers

DOC ID - 32901658.22	52

23.. Except for Truist Securities, Inc., there is no investment banker, broker or finder retained by or authorized to act on behalf of the Group Companies who might be entitled to any fee or commission from Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries) upon consummation of the transactions contemplated hereby.
Section t.Transactions with Affiliates
. Except for employment-related arrangements (cash or equity), Schedule 3.20 of the Company Disclosure Letter lists all contracts, agreements, arrangements and other commitments or transactions of any kind to or by which the Group Companies, on the one hand, and any officer or director of the Group Companies, any Equityholder or any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, are parties or are otherwise bound or affected.
Section u.No Other Representations and Warranties
. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), NONE OF THE GROUP COMPANIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WHETHER MADE BY THE GROUP COMPANIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EQUITYHOLDERS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES, AS TO THE CONDITION, VALUE, PROBABLE SUCCESS, PROFITABILITY OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR RESPECTIVE ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
Article 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

DOC ID - 32901658.22	53

Except (a) as set forth in the disclosure letter delivered to the Company on the date hereof and constituting an integral part of this Agreement (the “Parent Disclosure Letter”) and (b) as otherwise disclosed in the Parent SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Parent SEC Documents, but including any historical or factual matters disclosed in such sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section a.Organization
. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section b.Authority
. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent or Merger Sub, as applicable, and no other proceeding (including by its equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each other Transaction Document to which Parent or Merger Sub is a party when executed will be, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and constitutes or will constitute a valid, legal and binding agreement of Parent and Merger Sub (assuming the due and valid authorization, execution and delivery hereof and thereof by each of the other applicable parties hereto and thereto), enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.
Section c.No Conflicts; Consents and Approvals
. No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity or other Person is necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) the filing of the Certificate of Merger, (c) the Licensee Consents and (d) those set forth on Schedule 4.3 of the Parent Disclosure Letter. Neither the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Organizational Documents, (ii) result in a violation or breach of or loss of any benefit under, or

DOC ID - 32901658.22	54

cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is or will be a party or by which any of them or any of their respective properties or assets may be bound, or (iii) subject to the receipt of filings and other matters referred to on Schedule 4.3 of the Parent Disclosure Letter, violate any Law applicable to Parent, Merger Sub, or any of Parent’s or Merger Sub’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (ii) and (iii), for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby. Parent is not prohibited or restricted, directly or indirectly, from paying the Termination Fee in cash to the Company.
Section d.Capital Stock
. As of the date hereof, the authorized capital stock of Parent consists of (a) 1,000,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Shares”), of which 67,476,093 shares are issued and outstanding and (b) 100,000,000 shares of preferred stock, par value $0.001 per share, of which none are outstanding. As of the date hereof, 3,549,495 Parent Common Shares are subject to outstanding warrants. All outstanding Parent Common Shares been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth above, as of the date hereof, there are no (i) shares of capital stock of or other voting or equity interests in Parent, (ii) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in Parent, (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from Parent, or other obligation of Parent to issue, transfer or sell, any shares of capital stock or other voting or equity interests in Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to any shares of capital stock or any other equity securities of Parent to which Parent is bound. Neither Parent nor any of its Subsidiaries have any authorized or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which the equityholders of Parent or any of its Subsidiaries may vote.
Section e.Parent SEC Filings
. Parent has timely filed or furnished all reports, schedules, forms, registration statements and other documents required to be filed or furnished by Parent with the SEC since the Lookback Date (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC

DOC ID - 32901658.22	55

Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no unresolved comments received from the SEC staff with respect to the Parent SEC Documents on or prior to the date hereof. To Parent’s Knowledge, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.
Section f.Financial Statements
. The consolidated financial statements (including all related notes thereto) included in the Parent SEC Documents (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared from the books and records of Parent and its Subsidiaries, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the unaudited financial statements included therein, for the absence of footnotes and normal year-end adjustments) and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent at and for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP or the SEC’s rules and regulations to be included in interim or unaudited financial statements). Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and, to Parent’s Knowledge, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

DOC ID - 32901658.22	56

Section g.Absence of Undisclosed Liabilities
. Parent does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in each case, that would be required by GAAP to be set forth in the consolidated balance sheet of Parent, except (a) as reflected on and reserved against in the most recent consolidated balance sheet included in the Parent SEC Documents (the “Parent Balance Sheet Date”) or in the notes thereto (if any), (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the Parent Balance Sheet Date (none of which is a material liability for breach of contract, tort, or infringement or a claim or lawsuit or an environmental liability), (c) executory obligations of Parent and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party (other than as a result of a material breach of or default under such agreements, contracts, leases and licensees), and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section h.Governmental Authorizations; Compliance with Law
.
24.All of the material Permits necessary to conduct the business of Parent and its Subsidiaries as currently conducted have been duly obtained and are in full force and effect. Such Permits are listed on Schedule 4.8 of the Parent Disclosure Letter. Except in each case as would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries are, and since the Lookback Date, have been in compliance with all applicable Laws and Permits. Since the Lookback Date, none of Parent or its Subsidiaries has received any written notice of any non-compliance with any applicable Law or Permit, except in each case with respect to matters that are not material and have been resolved or are no longer outstanding.
25.Parent is in compliance in all material respects with (i) the applicable rules and regulations of the Nasdaq, (ii) the applicable listing requirements of the Nasdaq and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not, since the Lookback Date, received any notice asserting any non-compliance with the rules and regulations of the Nasdaq, the listing requirements of the Nasdaq or the applicable provisions of the Sarbanes-Oxley Act.
Section i.Litigation
. Except as set forth on Schedule 4.9 of the Parent Disclosure Letter (a) since the Lookback Date, there has been no Proceeding pending, or to Parent’s Knowledge, threatened against Parent or its Subsidiaries or any of their respective properties or assets, and (b) there are no settlement agreements or similar written agreements with any Governmental Entity and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity against Parent or any of its Subsidiaries or any of their respective properties or assets, except, in each case, as would not result in material liability to Parent and its Subsidiaries, taken as a whole.

DOC ID - 32901658.22	57

Section j.Absence of Changes
. Except as set forth on Schedule 4.10 of the Parent Disclosure Letter, since the Parent Balance Sheet Date, other than in connection with the transactions contemplated by this Agreement, (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice, (b) there has been no Parent Material Adverse Effect and (c) other than as contemplated by this Agreement, neither Parent nor any of its Subsidiaries has taken any action that, if taken by Parent or any of its Subsidiaries between the date of this Agreement and the Closing Date, would have required the consent of the Company under Section 5.2.
Section k.Brokers
. Except for Cowen and Company, LLC, there is no investment banker, broker or finder retained by or authorized to act on behalf of Parent or Merger Sub (or any of their respective Affiliates) who might be entitled to any fee or commission from Parent, any of Parent’s Subsidiaries, the Group Companies or any Equityholder or any of their respective Affiliates upon consummation of the transactions contemplated hereby.
Section l.Transactions with Affiliates
. Except for employment-related arrangements (cash or equity), Schedule 4.12 of the Parent Disclosure Letter lists all agreements, arrangements and other commitments or transactions of any kind to or by which Parent or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of Parent or any of its Subsidiaries (other than Parent’s Subsidiaries), on the other hand, are parties or are otherwise bound or affected.
Section m.Acquisition of Equity For Investment
. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereby. Parent confirms that it can bear the economic risk of its investment in the Company and can afford to lose its entire investment in the Company, has been furnished the materials relating to the transactions contemplated by this Agreement which Parent has requested, and the Company has provided Parent and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies.
Section n.Financing
. Concurrently with the execution hereof, Parent has delivered to the Company (i) a true, complete and correct copy of an executed equity commitment letter from Ares Capital Management LLC (together with its managed funds and accounts) and Ares Alternative Credit Management LLC (together with its managed funds and accounts), dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter”), and an executed fee letter from Ares Capital Management LLC (together with its

DOC ID - 32901658.22	58

managed funds and accounts) and Ares Alternative Credit Management LLC (together with its managed funds and accounts), dated as of the date of this Agreement (the “Equity Fee Letter” and, together with the commitment under the Equity Commitment Letter, the “Equity Financing Commitment”), pursuant to which, and subject to the terms and conditions of which, the applicable Equity Financing Sources have committed to provide cash in the aggregate amount set forth therein (the “Equity Financing”) at or prior to the date and time at which the Closing is required to occur pursuant to Section 2.2 and (ii) a true, complete and correct copy of an executed debt commitment letter from Truist Bank and Truist Securities, Inc. (the “Lenders”), dated as of the date of this Agreement (together with all exhibits, term sheets, schedules, annexes and other attachments thereto, the “Debt Commitment Letter”) and an executed fee letter from the Lenders, dated as of the date of this Agreement (the “Debt Fee Letter” and, together with the commitment under the Debt Commitment Letter, the “Debt Financing Commitment”, and the Debt Financing Commitment together with the Equity Financing Commitment, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions of which, the applicable Lenders party thereto have committed to provide loans in the amounts described therein, the net proceeds of which shall be used to fund the transactions contemplated hereby to be consummated by Parent at the date and time at which the Closing is required to occur pursuant to Section 2.2 (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided, however, that, solely in the case of the Equity Fee Letter and Debt Fee Letter, provisions related to fees, flex terms and pricing caps have been redacted (none of which individually or in the aggregate would reduce the amount of the Financing or adversely affect the availability of the Financing or delay or prevent the Closing or make the funding of the Financing less likely to occur). Each of the Financing Commitments is a legal, valid and binding obligation of Parent, and to Parent’s Knowledge, the other parties thereto, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each of the Financing Commitments, in the form delivered to the Company, is valid and in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated by Parent, or to Parent’s Knowledge, any other party to the Financing Commitments. Neither Parent, nor, to Parent’s Knowledge, any other party to any Financing Commitment is in violation or breach of any of the terms or conditions set forth in any of the Financing Commitments and, as of the date hereof, to Parent’s Knowledge, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein which would reasonably be expected to adversely affect the availability of the Financing. No party to any Financing Commitment has notified Parent of its intention to terminate any of the Financing Commitments or not to provide the Financing and, as of the date hereof, no termination of any Financing Commitment is contemplated by Parent. Assuming the Financing is funded in accordance with the terms of the Financing Commitments, the aggregate net proceeds from the Financing, together with resources available to Parent as of the date hereof, will be sufficient to consummate the transactions contemplated hereby, including the timely payment at the Closing of any amounts required to be paid under Section 2.8(c) and any fees and expenses of or payable by Parent and/or Merger Sub, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement. Parent has paid in full any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof and will

DOC ID - 32901658.22	59

pay, after the date of this Agreement, all such fees as they become due. Except for the Equity Fee Letter and the Debt Fee Letter (which have been provided to the Company in a redacted form as set forth above), there are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent or any of its Affiliates are a party. There are no conditions precedent related to the funding of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letter and the Debt Commitment Letter (the “Disclosed Conditions”). Assuming that each of the conditions set forth in Section 6.1 and Section 6.3 are satisfied at Closing, Parent has no reason to believe that it will be unable to satisfy on a timely basis any of the Disclosed Conditions or that the full amount of the Financing will not be available on the Closing Date in order to fund the transactions contemplated hereby. For the avoidance of doubt, Parent acknowledges and agrees that it is not a condition to Closing under this Agreement for Parent or Merger Sub to obtain the Equity Financing, the Debt Financing or any Alternative Financing.
Section o.Solvency
. Parent is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies. Parent is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to the Equityholder Representative’s and the Company’s obligation to consummate the transactions contemplated hereby, Parent and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payments required to be paid by Section 2.8(c) or otherwise, in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent on and after the Closing Date.
Section p.No Prior Operations of Merger Sub
. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
Section q.Parent Shares
. When issued in accordance with the terms hereof, the Parent Common Shares to be delivered at Closing will be validly issued, fully paid, non-assessable, and free of preemptive rights.
Section r.Takeover Statutes
. Parent has taken all action necessary such that the restrictions contained in Section 203 of the DGCL or Article TENTH of Parent’s Charter (or similar provision of Parent’s Organizational Documents) do not and will not apply to the Merger, this Agreement and the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover Law or provision of Parent’s Organizational Documents is applicable to the transactions contemplated by this Agreement.

DOC ID - 32901658.22	60

Section s.No Other Representations and Warranties
. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (A) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE GROUP COMPANIES, AND (B) HAS BEEN FURNISHED WITH OR GIVEN ACCESS TO ALL INFORMATION ABOUT THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS PARENT AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED. IN ENTERING INTO THIS AGREEMENT, PARENT HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), AND PARENT ACKNOWLEDGES THAT, OTHER THAN AS SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN THE CERTIFICATES OR OTHER AGREEMENTS OR INSTRUMENTS DELIVERED PURSUANT HERETO, NONE OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (I) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT OR ANY OF ITS RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF ANY GROUP COMPANY HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO PARENT OR ANY OF ITS RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS, WARRANTIES AND STATEMENTS, INCLUDING ANY IMPLIED WARRANTIES AND OMISSIONS (EACH OF WHICH ARE HEREBY DISCLAIMED). PARENT AND MERGER SUB ACKNOWLEDGE THAT THE EQUITYHOLDERS AND THE COMPANY HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS, WARRANTIES OR STATEMENTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) AND THAT NO PERSON HAS BEEN AUTHORIZED BY THE EQUITYHOLDERS, THE GROUP COMPANIES, OR ANY OF THEIR RESPECTIVE AFFILIATES, TO MAKE ANY REPRESENTATION, WARRANTY OR STATEMENT RELATING TO THE EQUITYHOLDERS, THE GROUP COMPANIES, THE BUSINESS OF THE GROUP

DOC ID - 32901658.22	61

COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER).
Article 5.
COVENANTS
Section a.Conduct of Business of the Company
. Except as contemplated by this Agreement, set forth on Schedule 5.1 of the Company Disclosure Letter or as required by applicable Law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in all material respects in the Ordinary Course of Business and (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business. Without limiting the generality of this Section 5.1, except as contemplated by this Agreement, set forth on Schedule 5.1 of the Company Disclosure Letter, or as required by applicable law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any other Group Company to, directly or indirectly, do any of the following except as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
i.split, combine or reclassify any of its capital stock;
ii.declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock (except as between the Company and its Subsidiaries or between the Subsidiaries of the Company);
iii.purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any options, warrants, commitments, subscriptions, rights to purchase or to acquire any such shares or other securities pursuant to and in accordance with the Option Plan, except (A) in connection with withholding to satisfy Tax obligations with respect to Company Options outstanding on the date hereof or (B) for repurchases from an employee in connection with such employee’s termination of employment with the Company or any of its Subsidiaries in the Ordinary Course of Business;
iv.authorize for issuance, issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents, other than Company Options granted pursuant to and in accordance with the Option Plan that do not constitute nonqualified deferred compensation under Section 409A of the Code;

DOC ID - 32901658.22	62

v.adopt a plan of complete or partial liquidation, dissolution or other reorganization;
vi.merge or consolidate with any Person;
vii.acquire any material assets other than in the Ordinary Course of Business;
viii.enter into any new line of business or acquire by merging or consolidating with, or by purchasing a material portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;
ix.make any change to its Organizational Documents;
x.sell, lease, license, pledge, otherwise dispose of, any material properties or material assets other than in the Ordinary Course of Business;
xi.materially change accounting policies or procedures, except as required by applicable law or by GAAP;
xii.make, rescind or change any Tax election (including any election to avail itself of any relief provision of, or of any Law similar to, the CARES Act or the Payroll Tax Order enacted or entering into force from and after the date of this Agreement permitting the deferral of Tax payments) or amend any Tax Return, except as required by Law;
xiii.implement any facility closings or employee layoffs requiring notice under the WARN Act;
xiv.except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, or as otherwise required by any applicable Law, (A) grant, provide or increase any severance or termination payments or benefits to any current or former employee, officer, consultant, independent contractor or director, (B) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any current or former employee, officer, consultant, independent contractor or director, (C) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (D) other than Company Options granted pursuant to the Option Plan that do not constitute nonqualified deferred compensation under Section 409A of the Code, grant any equity- or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, (E) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (F) hire or retain any Person to be an officer or employee of a Group Company unless such service relationship can be terminated without the payment of severance; or (G) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body;

DOC ID - 32901658.22	63

xv.assign, transfer, license, permit to lapse, or abandon any Owned Intellectual Property, except in the Ordinary Course of Business;
xvi.except as set forth on Schedule 5.1(xvi) of the Company Disclosure Letter, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its direct or indirect wholly owned Subsidiaries) in excess of $100,000;
xvii.settle or compromise any litigation for more than $50,000 individually or $100,000 in the aggregate;
xviii.initiate any voluntary disclosure agreement proceeding or similar proceeding with any state or local Governmental Entity;
xix.agree to any extension of the statute of limitations on assessment of Taxes with respect to any Tax year other than a routine extension of time to file a Tax Return;
xx.settle or compromise any audit, litigation or similar proceeding with respect to Taxes;
xxi.file or cause to be filed any Tax Return with respect to any Group Company other than in accordance with past practice, except as required by applicable Law;
xxii.enter into any ruling request, closing agreement or similar agreement with respect to Taxes;
xxiii.consent to any claim or assessment relating to Taxes; or
xxiv.enter into any binding agreement committing it to take any of the foregoing actions.
Section b.Conduct of Business of Parent
. Except as contemplated by this Agreement, set forth in Schedule 5.2 of the Parent Disclosure Letter or as required by applicable Law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Parent shall and shall cause each of its Subsidiaries to, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in all material respects in the ordinary course of business, consistent with past practice and (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business. Without limiting the generality of this Section 5.2, except as contemplated by this Agreement, set forth in Schedule 5.2 of the Parent Disclosure Letter, or as required by applicable Law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do

DOC ID - 32901658.22	64

any of the following except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):
i.split, combine or reclassify any of its capital stock;
ii.merge or consolidate with any Person;
iii.make any change to its Organizational Documents;
iv.sell, lease, license, pledge, otherwise dispose of, any material properties or material assets in which the proceeds of such transaction are used by Parent to (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (B) repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof other than the repurchase, redemption or acquisition of any capital stock of Parent or any other securities thereof from employees of Parent in the Ordinary Course of Business;
v.take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement;
vi.take any action or omit to take any action which would reasonably be expected to result in the issuance of Parent Common Shares to Stockholders pursuant to this Agreement in an amount in excess of the Capped Number of Parent Shares; or
vii.enter into any binding agreement committing it to take any of the foregoing actions.
Section c.Access to Information
.
26.From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in any confidentiality agreement to which Parent or any Group Company is subject and subject to reasonable precautions related to COVID-19, each Group Company shall provide to Parent and its authorized representatives, and Parent shall provide to each Group Company and its authorized representatives, in each case, during normal business hours reasonable access to all books and records of the Group Companies or Parent, as applicable (in a manner so as to not interfere with the normal business operations of such Person). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Affiliates (including the Group Companies), nor Parent or any of its Affiliates shall be required to provide

DOC ID - 32901658.22	65

access or to disclose information where such access or disclosure (i) would violate any contract or Law to which it is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, or (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if it reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature. In the event that Parent or any Group Company, as applicable, withholds access or information on the basis of the foregoing clauses (i) through (iii), Parent or such Group Company, as applicable, shall inform the other Party as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable access or disclosure that does not suffer from any of the foregoing impediments. Each of Parent and such Group Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties.
27.From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Group Companies shall provide to Parent and its authorized representatives, (i)(A) within ten (10) days following the end of each calendar month, a statement of the consolidated monthly income of the Group Companies and (B) within thirty (30) days following the end of each calendar quarter, a statement setting forth the Group Companies’ good faith determination of the Pre-Closing Distributable Earnings, in each case with respect to the calendar quarter then ended (each, an “Earnings Statement”) and (ii)(A) for each fiscal year, the audited consolidated financial statements of the Group Companies together with the reports thereon by the Company’s accountants (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) and (B) for each calendar quarter, the unaudited consolidated financial statements of the Group Companies for the period ended at the end of such quarter (including a consolidated balance sheet and a consolidated statement of income only), in each case of clauses (ii)(A) and (ii)(B) within five (5) Business Days of the delivery of such financial statements by the Group Companies to their lenders under the Credit Facility and in each case of clause (ii)(A) and (ii)(B) prepared from the books and records of the Group Companies and in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the unaudited financial statements, for the absence of footnotes and normal year-end adjustments). The Company shall and shall cause its Subsidiaries and its and their respective employees and representatives to provide Parent and its representatives reasonable access at reasonable times during normal business hours, upon prior written notice, to the books and records of the Group Companies for the purpose of reviewing the Earnings Statements; provided, however, that such access shall not unreasonably interfere with the business of any Group Company.

DOC ID - 32901658.22	66

Section d.Efforts to Consummate
.
28.On the terms and subject to the conditions herein provided, each of the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). Each Party shall make an appropriate filing, if necessary, pursuant to all applicable Antitrust Laws, including the HSR Act (which, in the case of the HSR Act, filing shall not request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within thirty (30) days after the date of this Agreement) and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to any Antitrust Laws. All of the filing fees under any Antitrust Laws will be paid in full by Parent. Without limiting the foregoing, (i) Parent and the Company and their respective Affiliates shall not take any action with respect to such filing that has or may have the effect of extending any waiting period or comparable period under any Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the Company, and (ii) Parent agrees to take (and Parent’s “reasonable best efforts” shall expressly include the taking of) all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including, (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (x) any entities, assets or facilities of any Group Company after the Closing or (y) any entity, facility or asset of Parent or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, in each case, conditioned on Closing.
29.In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
30.The Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity

DOC ID - 32901658.22	67

relating to the transactions contemplated by this Agreement. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.
31.During the period from the date of this Agreement and continuing until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as required by this Agreement, Parent and its Affiliates shall not engage in any action or enter into any transaction (including any acquisition) or permit any action to be taken or transaction to be entered into, that would materially impair or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Parent, the Subsidiaries of Parent or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any Consent of any Governmental Entity contemplated by this Agreement (including pursuant to any Antitrust Laws and any Licensee Consent) or the expiration or termination of any waiting period under the HSR Act, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.
32.Without limiting the generality of Section 5.4(a), each of the Company, Licensee and Parent shall use reasonable best efforts to obtain all Licensee Consents; provided, however, that, upon the earlier of (i) the Specified Consent Deadline, or (ii) such date that Parent, the Company and Licensee mutually agree, the Company, Licensee and Parent shall use reasonable best efforts to eliminate the need to obtain any outstanding Licensee Consent(s) by implementing an Alternative Arrangement. An “Alternative Arrangement” shall mean, in any jurisdiction that requires Licensee to have a Permit as a money transmitter, money servicer or similar business (a “Money Transmitter License”), an arrangement sufficient to enable the Company to continue operating the Business in such jurisdiction as of the Closing Date in compliance in all material respects with all applicable Law without a Money Transmitter License. Subject to compliance with the foregoing, an Alternative Arrangement may include Licensee ceasing the conduct of regulated services under its Money Transmitter License as of the Closing Date in such jurisdiction in accordance with the Law of such jurisdiction and surrendering its Money Transmitter License in such jurisdiction and Licensee either (i) utilizing the program management or other service provider arrangement (“Program Management Relationship”) with any of the Persons set forth on Schedule 5.4(e) of the Company Disclosure Letter, pursuant to its current program management agreement or other similar arrangement with such Persons, or (ii) making other arrangements sufficient to permit the Company to operate the Business, including utilizing a Program Management Relationship with any such other Person that maintains the necessary charter or Permit to enable the services that Licensee provides in such jurisdiction to continue as of the Closing Date. In any jurisdiction that requires Licensee to

DOC ID - 32901658.22	68

have a Money Transmitter License, so long as it is not a Material Jurisdiction and to the extent it is not feasible to use a Program Management Relationship, the Licensee shall take all steps necessary to avoid a violation of Law in such non-Material Jurisdiction, including ceasing the conduct of services regulated by the Money Transmitter License as of the Closing Date in such jurisdiction in accordance with the Law of such jurisdiction and surrendering its Money Transmitter License in such jurisdiction.  Each of the Company, Licensee and Parent agrees to use reasonable best efforts to cooperate with one another to implement and effect any Alternative Arrangement (or ceasing of the conduct of regulated services with a corresponding surrender of the relevant Money Transmitter License) as soon as reasonably practicable in order to permit the Closing Date to occur as promptly as possible thereafter (subject to the satisfaction or waiver of the conditions set forth in Article 6). For the avoidance of doubt, the receipt of any Licensee Consents described in this Section 5.4(e) shall not be a condition to Closing except to the extent expressly set forth in Article 6.
Section e.Public Announcements
. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company or Parent, respectively, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the written approval of each of, the Company and Parent. Nothing in this Section 5.5 shall prohibit the Company or the Equityholders (or their beneficial owners) from disclosing any information related to the transactions contemplated by this Agreement to any direct or indirect investor, limited partner or financing source of the Company, the Equityholders or their respective Affiliates or any prospective investor, limited partner or financing source of any Affiliate of the Company or the Equityholders, in each case, so long as such current or prospective investor, limited partner or financing source is subject to customary confidentiality obligations.
Section f.Indemnification; Directors’ and Officers’ Insurance
.
33.Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ respective Organizational Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Parent, from and after the Closing, shall cause the Group Companies to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Law, such

DOC ID - 32901658.22	69

indemnification shall be mandatory rather than permissive, and Parent, from and after the Closing, shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Organizational Documents as in effect as of the date hereof or other applicable agreements. For not less than six (6) years from and after the Closing Date, the indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ respective Organizational Documents shall not be amended, repealed or otherwise modified with respect to any matters occurring prior to the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of any Group Company, unless such modification is required by applicable law.
34.Notwithstanding anything to the contrary in this Section 5.6, Parent agrees that any indemnification, advancement of expenses or insurance available to any of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company by virtue of such Person’s service as a partner or employee of any investment fund or manager of any investment fund that is an Affiliate of the Company or any of its Subsidiaries on or prior to the Closing Date (any such Person, a “Sponsor Director”) shall be secondary to the indemnification, advancement of expenses and insurance to be provided by Parent, the Surviving Entity and its Subsidiaries pursuant to this Section 5.6 and that Parent, the Surviving Entity and their respective Subsidiaries (i) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 5.6, (ii) shall be fully responsible for the advancement of expenses, indemnification and exculpation from liabilities with respect to Sponsor Directors which are addressed by this Section 5.6, and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Sponsor Director with respect to any matter addressed by this Section 5.6.
35.Parent shall (or shall cause the Group Companies to) purchase a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by the Group Companies’ employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided, however, that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The costs and expenses of such policy shall be borne 50% by Parent, and 50% by the Equityholders.
36.If Parent, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or

DOC ID - 32901658.22	70

a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Parent or such Group Company shall assume all of the obligations set forth in this Section 5.6.
37.The directors, officers, employees, fiduciaries, trustees and agents of each Group Company entitled to the indemnification, liability limitation, advancement of expenses, exculpation and insurance set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.
Section g.Exclusive Dealing
. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Affiliates not to, and shall direct its officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants and other agents not to: (a) solicit, initiate discussions or engage in discussions with any Person, other than Parent or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company (whether by way of merger, purchase of equity, recapitalization, purchase of assets, loan or otherwise) (an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to the Group Companies to any Person, other than Parent or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (c) enter into any definitive agreement with any Person, other than Parent or its Affiliates effecting an Acquisition Transaction.
Section h.Documents and Information
. After the Closing Date, Parent and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by the Equityholder Representative (at the Equityholder Representative’s expense) during normal business hours of the Group Companies, as applicable, for any reasonable business purpose relating to this Agreement, the Transaction Documents or the business and operations of the Company and its Subsidiaries, including in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against, or examinations, investigations or audits by any Governmental Entity of any of the Equityholders or any of their respective Affiliates, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent or the Group Companies, without first advising the Equityholder Representative in writing and giving the Equityholder Representative a reasonable opportunity to obtain possession thereof.
Section i.Contact with Customers, Suppliers and Other Business Relations
. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of Parent and Merger Sub

DOC ID - 32901658.22	71

hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, client or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that each of Parent, Merger Sub and their respective employees, agents, representatives or Affiliates shall be entitled to maintain contact with any employee of any Group Company with whom it has had authorized contact prior to the date hereof.
Section j.Transfer Taxes
. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne 50% by Parent, and 50% by the Equityholders.
Section k.Termination of Funded Indebtedness
. The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness a payoff letter in a customary form (collectively, the “Debt Payoff Letters”), (b) provide Parent with a copy of such Debt Payoff Letters at least two (2) Business Days prior to the Closing Date and (c) make arrangements for the release of all Liens and the release of all obligations and guarantees under the Credit Facility over the Group Companies’ properties and assets securing such obligations, in each case subject to delivery of funds as arranged by Parent.
Section l.Financing
.
38.Parent shall, and shall cause each of its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, to obtain the Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including the full exercise of any “flex” provisions contained in the Debt Fee Letter and the Equity Fee Letter) described in the Financing Commitments, including using its reasonable best efforts to (i) maintain in effect the applicable Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the applicable Financing Commitments on a timely basis on terms and conditions (including any “flex” provisions contained in the Debt Fee Letter and Equity Fee Letter) contained therein (the “Definitive Financing Agreements”), (iii) satisfy on a timely basis all conditions and covenants contained in the applicable Financing Commitments (or any Definitive Financing Agreements) that are within the control of Parent and its Affiliates, including the payment of any commitment, engagement or placement fees required as a condition to the Financing on or prior to the Closing Date and (iv) consummate and cause the Lenders and Equity Financing Sources to consummate the Financing at or prior to the Closing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent shall give the Company prompt written notice after the occurrence or discovery (A) of any

DOC ID - 32901658.22	72

material breach, default, termination or repudiation by any party of any of the Financing Commitments of any provision thereto of which Parent becomes aware that could adversely affect the availability of the Financing on or prior to the Closing Date, (B) of the receipt by Parent of any notice or other communication with respect to any actual or potential material breach, default, termination or repudiation by any party to the Financing Commitments, of any provisions thereto that could adversely affect the availability of the Financing on or prior to the Closing Date or (C) of any termination or notice of termination of any of the Financing Commitments. Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions to funding contained in the Financing Commitments (or any Definitive Financing Agreements) or any other provision of, or remedies under, the Financing Commitments (or any Definitive Financing Agreements), in each case to the extent such amendment, modification, supplement or waiver would (x) reduce the aggregate amount of the Financing, (y) delay the Closing or make the Closing materially less likely to occur or (z) impose new or additional conditions or expand in a material respect upon the conditions precedent to the Financing as set forth in the Financing Commitments; provided, however, that Parent may, upon reasonably prompt notice to the Company but without the Company’s prior written consent, amend, replace, supplement or otherwise modify the Financing Commitments to add lenders, lead arrangers, book runners, agents, equity investors or similar entities that had not executed the Financing Commitments as of the date hereof (and reduce the relative commitments of the lenders or equity investors that executed the Financing Commitments in connection therewith so long as the aggregate amount of the Financing is not reduced). In the event all conditions applicable to the Financing Commitments have been satisfied and all of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied (or waived), Parent shall use its reasonable best efforts to cause the applicable Lenders and Equity Financing Sources, as applicable, to fund the Financing required to consummate the transactions contemplated by this Agreement at or prior to the time the Closing should occur pursuant to Section 2.2. Parent and Merger Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive Financing Agreements) until the Transactions are consummated. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Lenders or Equity Financing Sources under the Financing Commitments or the Definitive Financing Agreements (except as provided above in connection with the addition of lenders, lead arrangers, book runners, agents, equity investors or similar entities).
39.If all or any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions contained in the Debt Fee Letter and the Equity Fee Letter) contemplated in the Debt Commitment Letter or Equity Commitment Letter, as applicable, or Parent becomes aware of any event or circumstance that makes all or any portion of the Financing unavailable, Parent shall give the Company prompt written notice thereof (and the reasons therefor) and shall use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event but no later than the fifth (5th) Business Day immediately preceding the Termination Date, (i) arrange and obtain the Financing or such portion of the Financing from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other debt or equity

DOC ID - 32901658.22	73

financing or offer and sale of other debt or equity securities, or any combination thereof (the “Alternative Financing”) or (ii) obtain a new financing commitment letter (the “Alternative Commitment Letter”) and new definitive agreement(s) with respect thereto that, in either case, provides for financing containing conditions to draw and funding, conditions to Closing and other terms that would reasonably be expected to affect the availability thereof that (x) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Commitment Letter or Equity Commitment Letter, as applicable, as of the date hereof, (y) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur and (z) in an amount that is sufficient, when added to any portion of the Financing that is available on or prior to the Closing Date, to pay in cash all amounts that Parent would have been able to pay in connection with the transactions contemplated by this Agreement if the Financing had been funded on the date hereof. Parent shall deliver promptly to the Company true, complete and correct copies of the Alternative Commitment Letter and all other agreements related thereto. The terms of Section 5.12(a) and this Section 5.12(b) with respect to the Financing and Debt Commitment Letter and Equity Commitment Letter, as applicable, shall apply to the Alternative Financing and the Alternative Commitment Letter, mutatis mutandis. In such event, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the terms “Debt Commitment Letter” and “Equity Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter.
40.Prior to the Closing, the Company shall provide, and shall cause each other Group Company to provide, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel and agents to provide, at Parent’s sole expense, such commercially reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including to (i) furnish Parent and the Debt Financing Sources and Equity Financing Sources, as applicable, with (A) the Required Information (as defined in the Debt Commitment Letter as of the date hereof) and (B) such other financial and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (and readily available to the Company) to satisfy the obligations and conditions set forth in Section 4 of the Debt Commitment Letter; (ii) upon reasonable advance notice, cause the Company’s senior management to participate in a reasonable number of rating agency presentations, lender meetings and meetings with parties acting as arrangers, bookrunners, and/or other lenders and investors for the Debt Financing, during normal business hours; (iii) provide information regarding the Company reasonably necessary to enable Parent to prepare pro forma financial statements, it being understood that the Company need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statement; (iv) assist in the preparation of appropriate and customary bank books, confidential information memoranda, lender and investor presentations, ratings agency presentations and similar documents required in connection with the Debt Financing (including, in each case, by participating in drafting sessions with respect thereto) and execute customary authorization and management representation letters in connection therewith; (v) furnish all documentation and other information, at least three (3) business days prior to the Closing Date, required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A.

DOC ID - 32901658.22	74

Patriot Act of 2001, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested by Parent at least ten (10) Business Days prior to the Closing Date and (vi) assist with the Parent’s preparation of definitive financing documents as may be required by the Financing, including providing information reasonably necessary for the completion of any schedules thereto; provided, however, that nothing in this Agreement (including this Section 5.12(c)) will require any such cooperation to the extent that it would (i) require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) cause any closing condition set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Merger Sub the right to terminate this Agreement, (iii) require the Company or any other Person to enter into any certificate, agreement, arrangement, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing, (iv) require the Company to give to any other Person any indemnities in connection with the Financing that are effective prior to the Closing or to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (v) require the Group Companies to enter into or approve any Financing or execute or deliver any definitive agreement, certificate, instrument or legal opinion in connection with the Financing that would be effective prior to the Closing, (vi) unreasonably interfere with the ongoing business operations of the Group Companies, or (vii) require the Company or any Company Subsidiaries to take any action that would reasonably be expected to (A) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any Company Subsidiary, any applicable Laws or any Material Contract or (B) result in any employee, officer or director of such Person incurring any personal liability (as opposed to any liability in his or her capacity as an officer of such Person) with respect to any matters related to the Financing and provided further, however, that (A) no personal liability shall be imposed on any of the employees of any Group Company involved in the foregoing cooperation, (B) the Group Companies or their respective directors, officers or employees will not be required to pay any commitment or other fees or expenses in connection with the Financing prior to the Closing and (C) none of the directors or officers of the Group Companies who will not be a director or officer of a Group Company after Closing shall be required to take any action in any capacity to authorize or approve the Financing. The Company hereby consents to the use of the logos of the Group Companies in connection with the Financing; provided, however, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Group Companies or their reputation or goodwill. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.2(b) as it applies to the Company’s obligations under this Section 5.12(c), shall be deemed satisfied unless the Financing (or any Alternative Financing) has not been obtained solely as a result of the Company’s knowing and willful material breach of its obligations under this Section 5.12(c).
41.Parent shall (i) reimburse the Group Companies and their Affiliates on an as-incurred basis for any out of pocket costs or expenses incurred or otherwise payable by the Group Companies or their respective Affiliates in connection with their cooperation pursuant to

DOC ID - 32901658.22	75

Section 5.12(c) (other than ordinary course compensation of their respective employees) and (ii) indemnify and hold harmless the Group Companies and their respective Affiliates, and the directors, managers, officers, employees, attorneys, successors and assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations in connection with the arrangement of the Financing or Alternative Financing in accordance with Section 5.12 and any information utilized in connection therewith.
42.Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Financing or Alternative Financing or any other alternative financing will be a condition to the Closing, and reaffirms its obligation to consummate the Merger irrespective and independently of the availability of the Financing or any Alternative Financing, subject to the applicable conditions set forth in Section 6.1 and Section 6.2.
Section m.Representation and Warranty Policy
. A buyer-side representation and warranty insurance policy underwritten by Euclid Transactional is being conditionally bound as of the date hereof (the “R&W Insurance Policy”). Parent agrees to comply in all material respects with all of its obligations under the R&W Insurance Policy. The R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Company, the Company Subsidiaries, the Equityholders, or any former or current equityholder(s), managers, members, directors, officers, employees, agents or representatives of any of the foregoing with respect to any claim made by an insured thereunder, except in the case of Fraud, which waiver and agreement the Equityholder Representative, on behalf of the Equityholders, may enforce directly against the insurer. Parent agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would materially and adversely affect the rights of the Equityholders (or the other Persons identified above in relation to the waiver of subrogation rights) hereunder without the prior written consent of the Equityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed). The R&W Insurance Policy premium shall constitute Transaction Expenses; provided, however, that the R&W Insurance Policy shall not be required to have a limit of liability in excess of $15,000,000 of coverage.
Section n.Company Stockholder Vote
.
43.Promptly following the execution and delivery of this Agreement, the Company shall prepare and distribute a written consent to the Stockholders holding at least the number and class of Shares sufficient to provide the requisite written consent of holders of Shares adopting this Agreement and the Merger in accordance with the DGCL and the Company’s Organizational Documents and waiving any appraisal rights under Section 262 of the DGCL, with respect thereto, in form and substance reasonably acceptable to Parent (the “Company Stockholder Written Consent”). The Company shall use its reasonable best efforts to cause such holders of Shares to execute the Company Stockholder Written Consent, and the

DOC ID - 32901658.22	76

Company shall deliver such executed Company Stockholder Written Consent to Parent and Merger Sub promptly and in any event within forty-eight (48) hours following the execution and delivery of this Agreement by the Parties.
44.To the extent that (x) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of the Company (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (y) such payment or benefit could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company shall, prior to the Closing Date:
viii.use its commercially reasonable efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 thereunder (the “280G Shareholder Approval Requirements”);
ix.for any Excess Parachute Waivers obtained by the Company, use its commercially reasonable efforts to obtain stockholder approval in a manner that satisfies the 280G Shareholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals; and
x. for any Excess Parachute Waivers obtained by the Company, deliver to Parent written certification that (A) the requisite stockholder approval of the Excess Parachute Payments was obtained or (B) such stockholder approval was not obtained and, as a consequence, that the Excess Parachute Payments shall not be made or provided. Notwithstanding the foregoing, to the extent that any contract, agreement or understanding is entered into by Parent and a Disqualified Individual on or before the Closing (“Parent Arrangements”), Parent shall provide a copy of such contract or agreement to the Company at least five (5) Business Days before the Closing and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code.
45.Parent shall be given a reasonable advance opportunity to review and approve each Excess Parachute Waiver and any other documents, including any written agreements and stockholder approval proposal, necessary to effectuate this Section 5.14(c) and the Group Companies shall incorporate any revisions to such documents reasonably requested by Parent.
Section o.Takeover Statutes

DOC ID - 32901658.22	77

. Parent shall (a) take all action necessary to ensure that no “business combination”, “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law or provision of Parent’s Organizational Documents, including Section 203 of the DGCL or Article TENTH of Parent’s Charter, is or becomes applicable to the transactions contemplated by this Agreement (including the issuance and delivery of the Parent Common Shares) or to the ownership and voting of such securities and (b) if any such anti-takeover Law or provision of Parent’s Organizational Documents becomes applicable to the transactions contemplated by this Agreement (including the issuance and delivery of the Parent Common Shares) or to the ownership and voting of such securities, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law or provision of Parent’s Organizational Documents inapplicable to the foregoing.
Section p.Listing of Parent Common Shares
. Parent shall take all steps necessary to cause the Parent Common Shares issuable in the Merger to be listed on the Nasdaq at the Effective Time. The Company and the Equityholder Representative will cooperate and take all reasonable steps necessary to assist with the listing of such shares.
Section q.Intentionally omitted
.
Section r.Company Actions
. Prior to the Closing, the Company shall take the actions set forth on Schedule 5.18 of the Company Disclosure Letter.
Section s.Stockholders’ Agreement
. Certain of the Stockholders, Parent and the Principal Parent Stockholders shall, prior to the Closing Date, enter into a stockholders’ agreement substantially in the form attached hereto as Exhibit F (the “Stockholders’ Agreement”), which Stockholders’ Agreement shall become effective at the Effective Time.
Section t.Registration Rights Agreement
. The Stockholders, Parent, Thomas C. Priore and the other signatories thereto shall, prior to the Closing Date, enter into an amendment and restatement of that certain Registration Rights Agreement, dated as of July 25, 2018, by and among Parent, Thomas C. Priore and the other signatories thereto substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”), with respect to the Parent Common Shares issued to the Stockholders in exchange for the Shares hereunder, which Registration Rights Agreement shall become effective as of the Effective Time.
Section u.Priore Support Agreement

DOC ID - 32901658.22	78

. Prior to the date hereof, Parent has delivered to the Company the letter agreement attached hereto as Exhibit H, executed by Thomas C. Priore pursuant to which he has agreed to execute and deliver the Stockholders’ Agreement and the Registration Rights Agreement on the Closing Date.
Section v.Termination Fee
. From and after the date hereof until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with its terms other than circumstances in which the Termination Fee is payable pursuant to Section 7.2(b) hereof or (iii) the payment in full in cash by Parent of the Termination Fee to the Company, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any contractual prohibition or restriction on the ability of Parent to pay the Termination Fee in cash to the Company.
Section w.Retained Cash
. The Group Companies shall take any actions necessary to ensure that $2,000,000 of cash is retained by the Group Companies at the Closing in respect of the items set forth on Schedule 1.1(d) of the Company Disclosure Letter.
Section x.Nasdaq Listing Limitations
. Parent shall not issue any Parent Common Shares pursuant to this Agreement to the extent the issuance of such Parent Common Shares would exceed the maximum aggregate number of Parent Common Shares which Parent may issue pursuant to this Agreement without breaching the Parent’s obligations under the rules or regulations of Nasdaq (the maximum number of Parent Common Shares which may be issued without violating such rules and regulations, including Nasdaq Listing Rule 5635, the “Capped Number of Parent Shares”), except that such limitation shall not apply in the event that the Parent obtains the approval of its stockholders as required by the applicable rules of Nasdaq for issuances of Parent Common Shares in excess of such Capped Number of Parent Shares or obtains a written opinion from outside counsel to Parent that such approval is not required, which opinion shall be reasonably satisfactory to the Equityholder Representative. If Parent cannot issue the full amount of Parent Common Shares it is obligated to issue pursuant to this Agreement solely as a result of the immediately preceding sentence, then, at the Closing, Parent shall issue a number of Parent Common Shares equal to the Capped Number of Parent Shares, and with respect to the Excess Number of Parent Shares, the Equityholder Representative can elect, in its sole discretion, to either: (i) require Parent to increase the Closing Cash Consideration by an amount equal to the product of (A) the Excess Number of Parent Shares multiplied by (B) the Parent Common Stock Per Share Price; (ii) require Parent to amend the definition of “Parent Common Stock Per Share Price” by increasing the Parent Common Stock Per Share Price to a price which would permit Parent to issue the full amount of Parent Common Shares it is obligated to issue pursuant to this Agreement without violating the rules or regulations of Nasdaq; or (iii) a combination of clauses (i) and (ii) (as determined by the Equityholder Representative in its sole discretion).

DOC ID - 32901658.22	79

Article 6.
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section a.Conditions to the Obligations of the Company, Parent and Merger Sub
. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
46.any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
47.no order, decree or ruling (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
48.the Company shall have obtained the Company Stockholder Written Consent; and
49.all Specified Consents shall have been received; provided, however, that notwithstanding the foregoing, upon the earlier of (i) the Specified Consent Deadline or (ii) such date that Parent, the Company and Licensee mutually agree, this condition shall be deemed satisfied by the implementation of Alternative Arrangements (or any combination thereof) in the Material Jurisdictions; provided, further, however, that in the event this condition is deemed satisfied pursuant to clause (ii) of the preceding proviso, the Closing Parent Stock Consideration shall be reduced by $10,000,000; and provided further, however, that with respect to each jurisdiction that is not a Material Jurisdiction and in which a Licensee Consent has not been received or an Alternative Arrangement implemented, Licensee shall take all steps necessary to ensure compliance with applicable Law in such non-Material Jurisdiction, including ceasing the conduct of services regulated by the Permit in such non-Material Jurisdiction in accordance with the Law of such non-Material Jurisdiction and surrendering its Permit in such non-Material Jurisdiction.
Section b.Other Conditions to the Obligations of Parent and Merger Sub
. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Parent and Merger Sub of the following further conditions:
50.(i) each of the representations and warranties of the Company contained in Section 3.1(a), Section 3.2 and Section 3.19 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date and (ii) each of the

DOC ID - 32901658.22	80

representations and warranties of the Company set forth in Article 3 other than those listed in clause (i) of this Section 6.2(a) (in each case, provided that the qualifications as to “materiality” and “Company Material Adverse Effect” (and similar qualifications) contained in such representations and warranties shall not be given effect (other than in Section 3.8(a))) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent (A) in the case of clauses (i) and (ii), such representations and warranties are made on and as of a specified date, in which case the same shall on the Closing Date be true and correct as of the specified date and (B) in the case of clause (ii), the failure of such representations and warranties to be true and correct as of such dates would not individually or in the aggregate have a Company Material Adverse Effect;
51.the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
52.no event or events shall have occurred since the date of this Agreement which individually or in the aggregate constitutes a Company Material Adverse Effect;
53.the Company shall have delivered to Parent a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b), and Section 6.2(c) have been satisfied;
54.the Bank Relationships (or similar agreements with one or more other Financial Institutions) shall be in full force and effect and the applicable Financial Institution party thereto shall not have indicated that it intends to terminate or modify the parties’ relationship thereunder in any material respect that would be, or would reasonably be expected to be, adverse to the Group Companies; and
55.the DSP Relationship shall be in full force and effect and the DSP Relationship shall not have indicated that it intends to terminate or modify the parties’ relationship thereunder in any material respect that would be, or would reasonably be expected to be, adverse to the Group Companies.
Section c.Other Conditions to the Obligations of the Company
. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company of the following further conditions:
56. (i) each of the representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2, Section 4.4, and Section 4.11 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.17 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iii) each of the representations and warranties of Parent and Merger Sub set forth in Article 4 other than those listed in clauses (i) and (ii) of this Section 6.3(a) (in each case,

DOC ID - 32901658.22	81

provided that the qualifications as to “materiality” and “Parent Material Adverse Effect” (and similar qualifications) contained in such representations and warranties shall not be given effect) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent (A) in the case of clauses (i), (ii) and (iii), such representations and warranties are made on and as of a specified date, in which case the same shall on the Closing Date be true and correct as of the specified date and (B) in the case of clause (iii), the failure of such representations and warranties to be true and correct as of such dates would not individually or in the aggregate have a Parent Material Adverse Effect;
57.each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
58.Parent and Merger Sub shall have each delivered to the Company a certificate of an authorized officer of Parent or Merger Sub, as applicable, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied;
59.the Parent Common Shares issuable in the Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance; and
60.the Stockholders’ Agreement and the Registration Rights Agreement shall be in full force and effect and neither Parent nor any Principal Parent Stockholder, if party thereto, shall have terminated or repudiated the Stockholders’ Agreement and the Registration Rights Agreement.
Section d.Frustration of Closing Conditions
. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.4.
Article 7.
TERMINATION
Section a.Termination
. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
61.by mutual written consent of Parent and the Company;
62.by Parent, if (i) any of the representations and warranties of the Company set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 6.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to the Company by Parent and (B) two (2)

DOC ID - 32901658.22	82

Business Days prior to the Termination Date, or (ii) if any of the covenants of the Company set forth in this Agreement shall not have been performed and complied with such that the condition to Closing set forth in Section 6.2(b) would not be satisfied and the failure to comply or perform with such covenants is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to the Company by Parent and (B) two (2) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied;
63.by the Company, if (i) any of the representations and warranties of Parent or Merger Sub set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 6.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured, if capable of being cured, within the earlier of (A) 30 days and after written notice thereof is delivered to Parent by the Company and (B) two (2) Business Days prior to the Termination Date, or (ii) if any of the covenants of Parent or Merger Sub set forth in this Agreement shall not have been performed and complied with such that the condition to Closing set forth in Section 6.3(b) would not be satisfied and the failure to comply or perform with such covenants is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to Parent by the Company and (B) two (2) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied;
64.by Parent, if the transactions contemplated by this Agreement shall not have been consummated by February 28, 2022 (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by Parent or Merger Sub of their respective representations, warranties, obligations or covenants under this Agreement;
65.by the Company, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by the Company of its representations, warranties, obligations or covenants under this Agreement;
66.by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to a Party if the issuance of such final and non-appealable order, decree or ruling was primarily due to the failure of such Party (and, in the case of a termination by Parent, the failure by Parent or Merger Sub to have complied with its obligations under this Agreement, including under Section 5.4); or

DOC ID - 32901658.22	83

67.by the Company, by providing two (2) Business Days advance written notice to Parent, if (i) all the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), (ii) the Company shall have given written notice to Parent that the Company will waive any unsatisfied condition in Section 6.3 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), and the Company stands ready, willing and able to consummate the Merger, and (iii) the Merger shall not have been consummated by Parent and Merger Sub within two (2) Business Days of the date otherwise specified to be the Closing Date in accordance with Section 2.2 and the Company stood ready, willing and able to consummate the Closing through such period; provided, however, that, during such period no Party shall be entitled to terminate this Agreement pursuant to this Section 7.1(g).
Section b.Effect of Termination

.
68.In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party, the Lenders or their respective Non-Party Affiliates) with the exception of (a) the provisions of this Section 7.2, Article 9, Section 5.6, Section 5.12(c) and Section 5.12(d), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (b) subject to Section 7.2(b) and (d), any liability of any Party for any Willful Breach of this Agreement prior to such termination.
69.In the event that (i) Parent terminates this Agreement pursuant to Section 7.1(d) at a time when the Company would have been entitled to terminate this Agreement pursuant to either of Section 7.1(c) or Section 7.1(g) or (ii) the Company terminates this Agreement pursuant to Section 7.1(c) or Section 7.1(g), then, in each case, Parent shall pay to the Company a termination fee of $22,500,000 (the “Termination Fee”). Parent shall pay, or cause to be paid, the Termination Fee to the Company (or its designee), by wire transfer of immediately available funds, within three (3) Business Day after the termination of this Agreement under the circumstances described in the foregoing clauses (i) and (ii). The Company may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 9.14 and the payment of the Termination Fee and the fees and expenses pursuant to this Section 7.2; provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the Closing and of payment of the Termination Fee. If payable hereunder, the Termination Fee shall be considered liquidated damages (and not a penalty).
70.The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If Parent fails to timely pay the Termination Fee in accordance with Section 7.2(b) when due hereunder, then Parent shall pay to

DOC ID - 32901658.22	84

the Company (or its designee) its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with any steps taken to collect such fee, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a per annum rate of 10%. Any amount payable pursuant to this Section 7.2 shall be paid by Parent by wire transfer of same day funds prior to or on the date the Termination Fee is required to be made under Section 7.2(b).
71.Notwithstanding anything to the contrary in this Agreement, in any circumstance (which, for the avoidance of doubt, shall be deemed to include any failure by Parent or Merger Sub to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) in which this Agreement is validly terminated and the Termination Fee is paid to the Company (or its designee) by Parent pursuant to this Section 7.2, and the Company (or its designee) is reimbursed for any costs and expenses of the Company in accordance with Section 7.2(c), the receipt of the Termination Fee and reimbursements under Section 7.2(c) shall be the sole and exclusive monetary remedy of the Company against Parent, Merger Sub, the Equity Financing Sources, the Lenders (including the Debt Financing Sources) or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) for, and the Company shall be deemed to have waived all other remedies (including equitable remedies) with respect to, any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach of, or failure to perform under, this Agreement or otherwise or in respect of any representation made or alleged to have been made in connection herewith and upon payment of such amounts, none of the Parent Related Parties shall have any further liability for any obligations or liabilities of Parent or Merger Sub for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement, whether by or through attempted piercing of the corporate veil, or in respect of any oral representations made or alleged to be made in connection herewith, except that nothing shall relieve Parent of its obligations under Section 5.6, Section 5.12(c), Section 5.12(d) and this Section 7.2 or Parent and its Affiliates of their obligations under the Confidentiality Agreement.
Article 8.
REPRESENTATIVE OF THE EQUITYHOLDERS
Section a.Authorization of Representative
.
72.Stone Point Capital LLC (or any of its Affiliates as designated by Stone Point Capital LLC) is hereby appointed, authorized and empowered by the Company, with such appointment to be confirmed by the Equityholders in the Letter of Transmittal, to act as the “Equityholder Representative” (or any other Person from time to time designated by the

DOC ID - 32901658.22	85

Equityholders who hold a majority of the Shares as of immediately prior to the Effective Time) for the benefit of the Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority (in its sole discretion):
xi.to execute and deliver the Escrow Agreement and any other Transaction Documents and any other documents, certificates or instruments delivered in connection herewith or therewith (with such modifications or changes therein as to which the Equityholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Equityholder Representative, in its sole discretion, determines to be desirable;
xii.to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Equityholder Representative, in its sole discretion, may deem necessary or desirable;
xiii.to use the Equityholder Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Equityholder Representative in connection with matters related to this Agreement and/or the other Transaction Documents, with any balance of the Equityholder Representative Expense Amount not used for such purposes to be disbursed and paid to the Paying Agent (for further distribution to the Stockholders) and the Surviving Entity (for further distribution to the Optionholders (solely with respect to Vested Company Options)) based on each Equityholder’s respective Equityholder Percentage Interest at such time as the Equityholder Representative determines in its sole discretion that no additional costs, expenses and/or liabilities shall become due and payable;
xiv.to collect and receive all moneys and other proceeds and property payable to the Equityholders as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Equityholder Representative (including any expenses paid by the Equityholder Representative in excess of the Equityholder Representative Expense Amount), the Equityholder Representative shall pay to the Paying Agent (for further distribution to the Stockholders) and the Surviving Entity (for further distribution to the Optionholders (solely with respect to Vested Company Options)) the same based on each Equityholder’s respective Equityholder Percentage Interest at such time as the Equityholder Representative determines in its sole discretion;
xv.to review the Proposed Closing Date Calculations and to determine whether to deliver a Purchase Price Dispute Notice and to resolve any disputes regarding the Proposed Closing Date Calculations;
xvi.as the Equityholder Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of the Equityholder Representative arising out of or under or in any manner relating to the rights of the Equityholders to receive consideration from this Agreement and the Escrow Agreement, and

DOC ID - 32901658.22	86

each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Equityholder Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Equityholders in connection therewith;
xvii.to refrain from enforcing any right of any Equityholder and/or the Equityholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Equityholder Representative shall be deemed a waiver of any such right or interest by the Equityholder Representative or by any Equityholder unless such waiver is in writing signed by the waiving Equityholder or by the Equityholder Representative; and
xviii.to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Equityholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.
73.The Equityholder Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment from the Equityholders of all its expenses and losses incurred as the Equityholder Representative. In connection with this Agreement, the Escrow Agreement and any other Transaction Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Equityholder Representative hereunder (i) the Equityholder Representative shall incur no responsibility whatsoever to any Person by reason of any error in judgment or other act or omission performed or omitted, excepting only responsibility to the Equityholders for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Equityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Equityholder Representative pursuant to such advice shall in no event subject the Equityholder Representative to liability to any Equityholder. Each Equityholder shall indemnify, pro rata based upon such Equityholder’s respective Equityholder Percentage Interest, the Equityholder Representative against all losses of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Equityholder Representative hereunder, under the Escrow Agreement, any other Transaction Documents or otherwise in its capacity as the Equityholder Representative. The foregoing indemnification shall not apply in the event of any Proceeding which finally adjudicates the liability of the Equityholder Representative hereunder for its gross negligence or willful misconduct.

DOC ID - 32901658.22	87

74.All of the indemnities, immunities and powers granted to the Equityholder Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
75.Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Equityholder Representative on behalf of the Equityholders pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Equityholders and such Equityholders shall have no right to pursue any claim or action against Parent or the Surviving Entity other than change the Equityholder Representative. Parent and Merger Sub agree and acknowledge that the Equityholder Representative shall not be liable for any claims that Parent or Merger Sub asserts in connection with this Agreement, the Escrow Agreement or any other Transaction Documents or any transactions contemplated hereunder or thereunder.
76.The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder, and (ii) shall survive the consummation of the Merger.
Article 9.
MISCELLANEOUS
Section a.Entire Agreement; Assignment; Amendment
. This Agreement, together with all exhibits and schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement and the other Transaction Documents, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes (provided, that no such assignment shall relieve Parent or Merger Sub of their obligations hereunder) or with respect to the replacement of the Equityholder Representative, without the prior written consent of the Company, the Equityholder Representative and Parent. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by the Company, the Equityholder Representative and Parent. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 9.1 shall be void. Notwithstanding the foregoing, no amendment or waiver to the definition of “Equity Financing Source,” or to this Section 9.1 or Section 4.14, Section 5.12, Section 7.2(d), Section 9.3, Section 9.7, Section 9.8, Section 9.12, Section 9.13 or Section 9.15 (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing definition or Section or any defined term used therein) that is adverse to any Debt Financing Source or Equity Financing Source shall be effective as to such Debt Financing Source or Equity Financing Source, as applicable, without the written consent of such Debt Financing Source or Equity Financing Source, as applicable.

DOC ID - 32901658.22	88

Section b.Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt with written acknowledgement thereof) by delivery in person, by E-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Parent, Merger Sub or the Surviving Entity:
c/o PSD Partners LP
1156 Avenue of the Americas
Suite 620
New York, NY 10036
Attention:    Thomas C. Priore
E-mail:    tpriore@pps.io
with a copy (which shall not constitute notice to Parent, Merger Sub or the Surviving Entity) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:    Michael E. Gilligan
E-mail:    michael.gilligan@srz.com

To the Equityholder Representative:
20 Horseneck Lane
Greenwich, CT 06830
Attention:     Joshua S. Goldman
E-mail:         jgoldman@stonepoint.com

with a copy (which shall not constitute notice to the Equityholder Representative) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:     Howard T. Spilko and Todd E. Lenson
Email:         hspilko@kramerlevin and tlenson@kramerlevin.com

To the Company (prior to the Closing):
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830

DOC ID - 32901658.22	89

Attention:     Joshua S. Goldman
E-mail:         jgoldman@stonepoint.com

with a copy (which shall not constitute notice to the Company) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:     Howard T. Spilko and Todd E. Lenson
Email:         hspilko@kramerlevin and tlenson@kramerlevin.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section c.Governing Law
. This Agreement, together with any and all disputes or Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source or Equity Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter, the Equity Commitment Letter and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by, construed and interpreted in accordance with the law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state).
Section d.Fees and Expenses
. Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 5.4(a), Section 5.6(c) and Section 5.10), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay all Unpaid Transaction Expenses in accordance with Section 2.8(c)(ii) or Section 2.8(c)(iii), as applicable.
Section e.Construction
. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair

DOC ID - 32901658.22	90

meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.
Section f.Exhibits and Schedules
. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent from the face of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section g.Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as expressly provided in Section 5.6, Section 7.2(d), Section 9.15 and Section 9.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Lenders (including any Debt Financing Sources) or Equity Financing Sources may enforce (and each is an intended third party beneficiary of) the provisions of Section 7.2(d) (solely to the extent that there can be no recourse after the Termination Fee has been paid-in-full), Section 9.1, Section 9.8, Section 9.12, Section 9.13, Section 9.15 and this Section 9.7, in each case, that are related to such Lenders or Equity Financing Sources; and provided further, however, that after the Closing, the Equityholder Representative on behalf of the Equityholders may enforce their rights to receive the Per Share Optionholder Closing Consideration, the Per Share Closing Cash Consideration or the Per Share Closing Parent Stock Consideration, as applicable, any Deferred Payments in accordance with Article 2.
Section h.Extension; Waiver
. At any time prior to the Closing, the Company may, and at any time after the Closing, the Equityholder Representative may, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto, or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein, as applicable. At any time prior to the Closing, Parent or Merger Sub may (i) extend the time for

DOC ID - 32901658.22	91

the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (iii) waive compliance by the Company with any of the agreements or conditions contained herein, as applicable. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. Notwithstanding anything herein to the contrary, each of the Parties agrees that in the case of any amendments to or waivers of Section 7.2(d) (solely to the extent that there can be no recourse after the Termination Fee has been paid-in-full), Section 9.1, Section 9.7, this Section 9.8, Section 9.12, Section 9.13 or Section 9.15 that are materially adverse to the interests of any Lender (including any Debt Financing Sources) or any Equity Financing Source the consent of such Lender (or such Debt Financing Source) or Equity Financing Source, as applicable, shall be required.
Section i.Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section j.Counterparts; Facsimile Signatures
. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section k.Non-Survival of Representations, Warranties and Covenants
. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and in any certificate delivered pursuant hereto shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement that by their terms are to be performed prior to the Closing shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). Notwithstanding the foregoing, nothing herein shall be deemed to limit the liability of a Party for Fraud by such Party.

DOC ID - 32901658.22	92

Section l.WAIVER OF JURY TRIAL
. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING UNDER THE DEBT COMMITMENT LETTER, THE EQUITY COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE OR EQUITY FINANCING SOURCE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ARISING UNDER THE DEBT COMMITMENT LETTER, THE EQUITY COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE OR EQUITY FINANCING SOURCE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section m.Jurisdiction and Venue
. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or U.S. federal court within the State of Delaware) (and appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the Parties (i) agrees that any claim, action, suit, legal proceeding, investigation or arbitration (each, an “Action”), whether in Law or in equity, whether in contract or in tort or otherwise, involving the Equity Financing Sources or Debt Financing Sources, arising out of or relating to, this Agreement, the Financing, the Financing Commitments

DOC ID - 32901658.22	93

or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the U.S. federal courts, the United States District Court for the Southern District of New York located in the Borough of Manhattan (and appellate courts thereof) and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) agrees it will not bring or support or permit any of its Affiliates to bring or support any Action, whether in Law or equity, whether in contract or tort or otherwise, against the Equity Financing Sources or Debt Financing Sources in any way relating to this Agreement, the Financing, the Financing Commitments or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the U.S. federal courts, the United States District Court for the Southern District of New York located in the Borough of Manhattan (and appellate courts thereof) and (iii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court.
Section n.Remedies
.
77.Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Parent, Merger Sub and the Company agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Parties shall be, subject to the limitations set forth in Section 9.14(b), entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of damages and without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of Parent, Merger Sub, the Company and the Equityholder Representative agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
78.Notwithstanding any provision of this Agreement to the contrary, it is agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to consummate the Closing only if (i) the Company has provided two (2) Business Days’ written notice to the effect that (A) all the conditions set forth in Section 6.1 and Section 6.2 shall have

DOC ID - 32901658.22	94

been satisfied or waived if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), (B) the Company will waive any unsatisfied condition in Section 6.3 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and the Company stands ready, willing and able to consummate the Merger, and (C) the Merger shall not have been consummated by Parent and Merger Sub within two (2) Business Days of the date otherwise specified to be the Closing Date in accordance with Section 2.2 and the Company stood ready, willing and able to consummate the Closing through such period, (ii) the Debt Financing (and/or, if applicable, the Alternative Financing) has been funded or the Lenders thereunder have indicated in writing that the Debt Financing (and/or, if applicable, the Alternative Financing) will be funded at the Closing, (iii) the Equity Financing (and/or, if applicable, the Alternative Financing) has been funded or the Equity Financing Sources thereunder have indicated in writing that the Equity Financing (and/or, if applicable, the Alternative Financing) will be funded at the Closing, and (iv) the Company has confirmed in writing that, if the Financing (or, if applicable, the Alternative Financing) is funded, then it would take such actions within its control to cause the Closing to occur.
Section o.Non-Recourse
. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto.  No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents nor the Equityholder Representative (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. For the avoidance of doubt, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source or Equity Financing Source relating to or arising out of this Agreement, the Debt Commitment Letter, the Equity Commitment Letter, the Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source or Equity Financing Source in connection with

DOC ID - 32901658.22	95

this Agreement, the Debt Commitment Letter, the Equity Commitment Letter, the Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source or Equity Financing Source by or on behalf of the Company or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Commitment Letter, the Equity Commitment Letter, the Financing and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source or Equity Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Commitment Letter, the Equity Commitment Letter, the Financing and the transactions contemplated hereby and thereby.
Section p. Legal Representation; Privilege
.
79.It is acknowledged by each of the Parties that the Company has retained Kramer Levin Naftalis & Frankel LLP (“KLNF”) to act as its counsel in connection with this Agreement and the agreements and transactions discussed herein and contemplated hereby (the “Current Representation”), and that no other party has the status of a client of KLNF for conflict of interest or any other purposes as a result thereof.
80.Each Party agrees that after the Closing, KLNF may represent one or more of the Surviving Entity, the Equityholder Representative and/or its and their Affiliates or any of its or their equityholders, partners, members, directors, managers, employees or representatives (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement and the agreements and transactions discussed herein and contemplated hereby, even though the interests of such Designated Person may be directly adverse to Parent, the Company or any of their respective Subsidiaries or Affiliates, and even though KLNF may have represented the Group Companies in a substantially related matter, or may be representing any of the foregoing in ongoing matters.
81.Each Party hereto hereby waives and agrees not to, and Parent agrees to cause the Company and its Subsidiaries not to, assert (i) any claim that KLNF has a conflict of interest in the Current Representation and any representation described in Section 9.16(b), and (ii) any confidentiality obligation with respect to any communication between KLNF and any Designated Person occurring during the Current Representation. Each of the Parties acknowledges that its acknowledgments, agreements, consents and/or waivers made under this Section 9.16 are voluntary, made after careful consideration, and made after consultation with counsel or after having been advised that such Person should do so.
82.Parent and Merger Sub hereby agree that as to all communications (i) whether before, at or after the Closing, between KLNF and any Designated Person or any of their representatives and (ii) prior to the Closing, between KLNF and the Company, its Subsidiaries or any of their respective representatives, in each case, that relate in any way to the Current

DOC ID - 32901658.22	96

Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to the Equityholder Representative and may be controlled by the Equityholder Representative and shall not pass to or be claimed by Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of their respective representatives. Without limiting the foregoing, notwithstanding any policy of Parent, Merger Sub, the Company or any of their respective Subsidiaries or any agreement between or among the Company, its Subsidiaries or any of their respective representatives and any Designated Person, whether established or entered into before, at or after the Closing, Parent, Merger Sub, the Company and their respective Subsidiaries shall not review or use for any purpose without the Equityholder Representative’s prior written consent, or seek to compel disclosure to Parent, Merger Sub, the Company or any of their respective Subsidiaries or any of their representatives any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.
(e)    Each of Parent and Merger Sub agree to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section 9.16. The Parties further agree that KLNF and its partners and employees are intended third party beneficiaries of this Section 9.16.

[Signature Pages to Follow.]

DOC ID - 32901658.22	97

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
Finxera HOLDINGS, inc.

By:/s/ Sanjoy Goyle____
Name: Sanjoy Goyle
Title: Chief Executive Offier

STONE POINT CAPITAL LLC, solely in its capacity as the Equityholder Representative

By:/s/ Scott Bronner ______
Name: Scott Bronner
Title: Managing Director

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SIGNATURE PAGE TO AGREEMENT and plan of merger

DOC ID - 32901658.22

PRIORITY TECHNOLOGY HOLDINGS, INC.
By: /s/ Thomas C. Priore___
Name: Thomas C. Priore
Title: Chief Executive Officer and Chairman

PRIME WARRIOR ACQUISITION CORP.
By:/s/ Thomas C. Priore ____
Name: Thomas C. Priore
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT and plan of merger

Exhibit A

Example Statement of Net Working Capital

DOC ID - 32901658.22

EXHIBIT 2.2

Exhibit B

Example Statement of Pre-Closing Distributable Earnings

DOC ID - 32901658.22

Exhibit C

Form of Letter of Transmittal
Exhibit D

DOC ID - 32901658.22

Form of Certificate of Merger

DOC ID - 32901658.22

EXHIBIT 2.2

Exhibit E

Form of Escrow Agreement

DOC ID - 32901658.22

EXHIBIT 2.2

Exhibit F

Form of Stockholders’ Agreement

DOC ID - 32901658.22

EXHIBIT 2.2

Exhibit G

Form of Registration Rights Agreement

DOC ID - 32901658.22

EXHIBIT 2.2

Exhibit H

Priore Support Agreement

DOC ID - 32901658.22

Exhibit I

Parent’s Charter

DOC ID - 32901658.22